   As filed with the Securities and Exchange Commission on February 3, 2000
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------
                          CROSSWORLDS SOFTWARE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               ----------------

            Delaware                           7372                        94-3240149
  (State or Other Jurisdiction
               of                  (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)       Identification Number)

                       577 Airport Boulevard, Suite 800
                             Burlingame, CA 94010
                                (650) 685-9000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                 Mark R. Kent
                            Chief Financial Officer
                       577 Airport Boulevard, Suite 800
                             Burlingame, CA 94010
                                (650) 685-9000
 (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent For Service)

                               ----------------

                                  Copies to:

               Jon E. Gavenman                                  Neil Wolff
              C. Howard Korrell                               John Y. Sasaki
              Venture Law Group                                Jon P. Layman
         A Professional Corporation                  Wilson Sonsini Goodrich & Rosati
             2800 Sand Hill Road                         Professional Corporation
            Menlo Park, CA 94025                            650 Page Mill Road
               (650) 854-4488                               Palo Alto, CA 94304
                                                              (650) 493-9300

                               ----------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                         Proposed
                                                          Maximum
                                                         Aggregate   Amount Of
                Title Of Each Class Of                   Offering   Registration
              Securities To Be Registered                Price(1)       Fee
--------------------------------------------------------------------------------
Common Stock, par value $0.001........................  $50,000,000   $13,200
--------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This + +preliminary prospectus is not an offer to sell these securities and we are + +not soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED            , 2000

PROSPECTUS

                                          Shares

               [LOGO OF CROSSWORLDS SOFTWARE, INC. APPEARS HERE]

                                  Common Stock

  CrossWorlds Software, Inc. is offering                 shares of its common
stock. This is our initial public offering. We anticipate that the initial
public offering price will be between $      and $      per share.

                                  -----------

  Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CWLD."

                                  -----------

                                                              Per Share  Total
                                                              ---------  -----
Initial public offering price................................  $        $
Underwriting discounts and commission........................  $        $
Proceeds, before expenses, to CrossWorlds....................  $        $

  CrossWorlds has granted the underwriters on option for a period of 30 days to
purchase up to             additional shares of common stock.

  The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on           , 2000.

                                  -----------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 8.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Chase H&Q

            Dain Rauscher Wessels
             a division of Dain Rauscher Incorporated

                                                      Thomas Weisel Partners LLC

Prospectus dated       , 2000

                                [COLOR ARTWORK]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
You Should Not Rely on Forward-Looking Statements Because They Are
 Inherently Uncertain....................................................  19
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  34
Management...............................................................  53
Certain Relationships and Related Transactions...........................  63
Principal Stockholders...................................................  66
Description of Capital Stock.............................................  68
Shares Eligible for Future Sale..........................................  70
Underwriting.............................................................  72
Legal Matters............................................................  74
Experts..................................................................  74
Additional Information Available to You..................................  74
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  CrossWorlds Software, Inc. was incorporated in Delaware in March 1996. As used in this prospectus, references to "we," "our," "us" and "CrossWorlds" refer to CrossWorlds Software, Inc., its predecessors and its consolidated subsidiaries and not to the underwriters.

  We maintain a World Wide Web site at www.crossworlds.com. Information contained on our website does not constitute part of this prospectus.

  We have applied for federal registration of the marks "CrossWorlds," "CrossWorlds Software," "United Applications Architecture," "UAA" and our logo. Each logo, product name, tradename or service mark of any other company appearing in this prospectus belongs to its holder.

                     Dealer Prospectus Delivery Obligation

  Until     , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully. Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares and all shares of preferred stock have been automatically converted into shares of common stock.

                           CrossWorlds Software, Inc.

  We are a leading provider of e-business infrastructure software that enables the integration and automation of business processes within enterprises and among trading partners using the Internet. Our products help traditional and emerging businesses leverage the Internet as a platform to increase productivity, improve responsiveness to customer demands and enhance overall competitiveness.

  In response to an increasingly competitive business environment, many large companies are pursuing collaborative e-business strategies that require close coordination across internal functions and among trading partners. Examples of these strategies include the use of Internet-based marketplaces and trading exchanges; collaborative supply and demand planning among trading partners; outsourcing of customer service and manufacturing activities to third parties; and inventory management across multiple company divisions and distribution channels. The implementation of these strategies, however, has been hampered by the challenges of integrating incompatible enterprise applications used by multiple business functions and trading partners.

  We believe that the market for e-business infrastructure software is comprised of the market for e-business software and the related market for enterprise application integration software. A variety of organizations-- including systems integrators, other information technology service providers, information technology departments within companies, and software vendors--have provided companies with integration solutions in support of e-business initiatives. The market for e-business software, according to Forrester Research, will grow from $121.0 million in 1997 to $3.8 billion in 2002. According to the Yankee Group, the market for data integration tools and enterprise application integration software will grow from $1.6 billion in 1998 to $5.0 billion in 2001. We believe that many of the software products offered by participants in these markets lack key elements of a complete e-business infrastructure solution. Examples of these missing elements include business process support, architectural flexibility and the ability to support e-business strategies.

  Our products are based on an enterprise-class architecture that scales to meet the requirements of global organizations and trading networks with large volumes of mission critical transactions. We offer a set of tools that our customers can use to customize and extend their integration solution to fulfill their unique e-business requirements. We also provide pre-built connectivity solutions to leading e-business and enterprise applications, as well as common technology environments, and have developed pre-built components for automating many of the common business processes within the enterprise and among trading partners.

  Our business strategy is to be the leading provider of e-business infrastructure software to traditional and emerging companies. Our product strategy focuses on expanding our support for e-business applications and technologies, building connectivity for additional enterprise applications and expanding our set of pre-built business process integration modules. Our sales strategy is to focus on selling our products to customers in selected vertical markets, including technology, industrial manufacturing, process manufacturing and telecommunications.

  To support these strategic efforts, we intend to leverage and expand our strategic partnerships with IBM, SAP AG and global systems integrators through technology sharing and cooperative marketing and sales efforts. In addition, we expect our systems integrator partners to provide an increasing portion of the implementation services associated with our products. Since late 1997, when we shipped our first product, we have licensed our products to 47 customers in these markets, including Applied Materials, Inc., Delphi Automotive Systems, E.I. DuPont de Nemours and Company, Ingersoll-Rand Company, Nortel Networks Corporation, Siemens AG, Solar Turbines, Inc., a wholly owned subsidiary of Caterpillar Inc., and U S WEST.

  Our principal executive offices are located at 577 Airport Boulevard, Suite 800, Burlingame, California 94010, and our telephone number is (650) 685-9000.

                                  The Offering

Common stock offered by
 CrossWorlds Software, Inc....             shares
Common stock to be outstanding
 after this offering..........             shares
Use of proceeds...............  Working capital and general corporate purposes.
Proposed Nasdaq National
 Market symbol................  CWLD

  The following information is based on 19,696,563 shares outstanding on December 31, 1999. This number excludes 6,793,436 shares of common stock issuable upon exercise of stock options outstanding on December 31, 1999 at a weighted average exercise price of $5.78 per share and 1,064,087 shares of common stock reserved for future issuance under our stock option plan and executive stock plan. This number also excludes 343,431 shares of common stock issuable upon exercise of warrants outstanding on December 31, 1999 at a weighted average exercise price of $5.85 per share.

  Our Board of Directors, subsequent to December 31, 1999, approved certain changes to our stock option plan reserves. Effective on the date of completion of this offering, the shares reserved for future issuance under our stock option plans, will be as follows:

  . 1997 Stock Plan: 3,000,000 shares.

  . 2000 Employee Stock Purchase Plan: 750,000 shares.

  . 2000 Directors' Stock Option Plan: 300,000 shares.

The above share reserves replace any stock option reserves existing immediately prior to the date of completion of the offering, which reserves totalled 1,064,087 shares on December 31, 1999.

  Additionally, subsequent to December 31, 1999, our Board approved the issuance of warrants to purchase 199,996 shares of common stock at a weighted average exercise price of $11.00 per share.

  See "Management-- Stock Plans," "Certain Relationships and Related Transactions" and "Note 5 to Consolidated Financial Statements."

                   Summary Consolidated Financial Information

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
                                                        (in thousands,
                                                    except per share data)
Consolidated Statement of Operations Data:
  Revenue........................................ $  1,108  $  7,706  $ 19,094
  Operating loss.................................  (14,118)  (41,853)  (36,274)
  Net loss.......................................  (13,952)  (41,374)  (38,186)
  Pro forma basic and diluted net loss per
   share......................................... $  (1.70) $  (3.55) $  (2.38)

  Weighted average shares used in pro forma per
   share computation.............................    8,201    11,641    16,062

  Our software license revenue is generally recognized using the percentage-of-completion method over the respective project implementation cycles, which typically range from three to nine months. Consulting and service revenue is recognized as the services are performed. Maintenance revenue from customer support and product upgrades, including maintenance bundled with original software licenses, are deferred and recognized ratably over the term of the maintenance agreement.

  Weighted average shares used in computing pro forma basic and diluted net loss per share includes the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance.

                                                            December 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents............................... $12,506    $
  Working capital (deficit)...............................  (1,052)
  Total assets............................................  29,177
  Deferred revenue........................................  13,158
  Long-term debt and capital lease obligations, less
   current portion........................................   3,513
  Total stockholders' equity (deficit)....................    (726)

  Deferred revenue consists primarily of the unrecognized portion of license and maintenance sales contracts. Our deferred revenue balance or changes therein may not be indicative of our total backlog or changes in the ordering patterns of our customers.

  The consolidated balance sheet data as of December 31, 1999 is set forth on
an actual basis and on an as adjusted basis to reflect the sale of     shares
of common stock offered at an assumed initial public offering price of $   per
share after deducting the estimated underwriting discount and the estimated offering expenses.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

  This prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. These statements relate to our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

Our business is difficult to evaluate because our operating history is limited.

  We were incorporated in March 1996 and shipped our first products in November 1997. Because our operating history is limited, the revenue and income potential of our business and the market for our products are unproven. This makes the value of an investment in us difficult to evaluate. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. In the months ahead, we will encounter many challenges and difficulties frequently encountered by companies in new and rapidly evolving markets such as ours. In order to succeed in our market we will need to:

  . expand our customer base;

  . increase our ability to attract and retain qualified personnel, including engineering and sales personnel, which are vital to attracting and retaining customers;

  . compete effectively with internal information technology departments of potential customers, systems integrators that develop customized solutions and other software vendors that offer business integration solutions;

  . manage expanding operations--specifically our ability to install management information and control systems in an efficient and timely manner;

  . continue to establish and maintain strategic relationships with key systems integrators, enterprise application vendors and technology partners; and

  . retain our senior management team and other key personnel.

  We may not be successful in addressing all or any of these challenges. Our failure to meet these challenges would negatively affect our business and operating results and the value of your investment.

We have a history of losses and our projected expenditures on research and development and other activities are expected to cause us to incur future losses.

  We have experienced operating losses in each quarterly and annual period since inception. Despite our history of losses, we believe that it is vital to our future success that we significantly increase our research and development, sales and marketing and general and administrative expenses. As a result of these additional expenses, we will need to significantly increase our quarterly revenue to achieve and maintain profitability. We incurred net losses of $15.5 million from inception through December 31, 1997 against revenue of $1.1 million, $41.4 million for the year ended December 31, 1998 against revenue of $7.7 million and $38.2 million for the year ended December 31, 1999 against revenue of $19.1 million. As of December 31, 1999, we had an accumulated deficit of approximately $95.1 million. Though these historical results indicate a trend of recent revenue growth, we may not be able to sustain these growth rates in the future. As a result, we expect to incur significant losses in the future. For a more detailed description of our operating results, see "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our revenue is subject to significant fluctuations and is unpredictable. If we experience future revenue shortfalls, the value of your investment could be adversely affected.

  Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future due to a number of factors inherent to our business. As a result, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied on as indicators of our future performance. These factors include, among others:

  . the small number, large size and diverse scope of the integration projects in which we are engaged;

  . the delay or deferral of product implementation schedules by us or by our customers;

  . the amount and timing of our customers' purchases of our products and services;

  . the length of the sales cycle and the implementation schedule for a product or service;

  . the degree of competitive pressures in the market for business integration software which would affect our software licensing and service fees;

  . the timing of new products and product enhancements by us and our competitors; and

  . software defects and other product quality problems that our customers may encounter which we may be required to solve.

  Due to any or all of these factors, our results of operations may be below the expectations of public market analysts and investors. Our failure to meet these expectations may cause the market price of our common stock to fall.

Because we experience significant variability in our quarterly revenue due to the nature of our sales and implementation cycles, we may not fulfill the expectations of financial analysts which could negatively affect our stock price.

  Sales Cycle. Our e-business infrastructure solutions have a median selling price of approximately $530,000, comprised of licensing fees for the software products deployed and service fees for related consulting and maintenance services. Because our median selling price is high, we often engage in a lengthy sales effort. A customer's decision to purchase our products involves a significant commitment of resources, requires executive-level approval and is influenced by customer budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the uses and benefits of our products, which can require significant time and resources. In addition, some of our prospective customers evaluate our products on a trial basis before entering a sales contract. Consequently, our sales cycle is often long, varying typically from two to nine months, and subject to delays associated with the lengthy budgetary, approval and competitive evaluation processes that often accompany significant capital expenditures. This lengthy sales cycle makes it difficult to predict the quarter in which expected orders will occur. During such sales cycles, events beyond our control may affect the scope and timing of our sales contracts with prospective customers. Delays in the execution of orders could cause some or all of the licensing fee revenue from that order to be shifted from the expected quarter to a subsequent quarter or quarters.

  Implementation Cycle. Because we generally recognize revenue from orders on a percentage-of- completion basis as the customer reaches certain milestones in the implementation of the business integration solutions purchased, the timing of our revenue depends on our customers' implementation cycles. The implementation of our products often involves a significant commitment of resources by customers over an extended period of time. The implementation cycle may be delayed due to product defects or errors and factors over which we have little or no control, including customers' budgetary constraints, internal acceptance reviews, delays by third party systems integrators involved in the implementation process, implementation schedules for related applications and the complexity of our customers' business integration requirements. Our future revenue, including both licensing fee revenue derived from sales contracts subject to percentage-of-completion accounting and service fee revenue derived from all of our sales contracts, depends on continued progress on the applicable product implementation schedules. Because of the complexity of our products and because of each customer's particular integration requirements and the variety of enterprise applications being integrated, our product implementation schedules can take three to nine months or more and span multiple quarterly periods. If we fail to achieve continued progress on anticipated implementation schedules or our customers delay, suspend or terminate their implementation efforts, expected licensing fee revenue from our sales contracts subject to percentage-of-completion accounting and service fee revenue from all of our sales contracts may not be recognized until subsequent quarters, if at all. If any of these eventualities occur, the value of your investment may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" for a discussion of our revenue recognition policies.

Seasonal factors may affect the timing of our sales orders which could negatively affect our results of operations.

  Seasonal factors, including the quarterly and annual nature of budgetary, purchasing, sales and implementation cycles, have historically affected the timing of our sales orders. This seasonality may continue in the future. For instance, we expect that our sales orders in the first quarter of each year will typically be lower than sales orders in the fourth quarter of the preceding year. We believe that this pattern is due, in part, to budgetary decisions that are made by our customers before the end of the year and the annual compensation incentives we provide to our direct sales force. Similarly, the pace of new sales tends to be slower during the summer which, we believe, is influenced by the difficulty many of our customers have in obtaining required internal approvals during that time given customary vacation schedules and planning cycles. When interpreted by financial analysts, the seasonality of our sales orders may negatively affect our stock price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

A substantial majority of our revenue has been derived from sales of our software products and related services to a small number of selected industries.

  A large majority of our revenue to date has been derived from sales of our software and related services to customers in the telecommunications industry and the manufacturing industry, which is comprised of customers in the technology, industrial and process manufacturing sectors. Of our customer base, comprised as of December 31, 1999 of 47 customers, 23 customers are in the manufacturing industry and 14 customers are in the telecommunications industry. Sales of products to the manufacturing and telecommunications industries accounted for approximately 72% of our revenue in 1997, approximately 96% of our revenue in 1998 and approximately 90% of our revenue in 1999. We expect that sales of our software and related services to these industries will continue to account for substantially all of our revenue for the foreseeable future. As a result, any significant decline in the demand for, and market acceptance of, our software in the manufacturing and telecommunications industries due to the pricing of our products and services, our failure to compete effectively, respond to technological change, withstand an economic downturn or other factors in these industries could adversely affect our results of operations.

Because our revenue is derived from a small number of customers, our revenue could suffer if we lose a major customer.

  We have generated a substantial portion of our annual and quarterly revenue from a limited number of customers and we expect that a small number of customers will continue to account for a substantial portion of our revenue for the foreseeable future. As of December 31, 1999, our customer base was comprised of 47 customers, many of whom we believe will continue to provide a substantial portion of our revenue through additional license, implementation services and maintenance fees. In 1999, one customer accounted for more than 21% of our revenue and six customers collectively accounted for more than 50% of our revenue. As a result, the loss of even one customer could have a material adverse effect on our revenue, particularly if such customer accounts for a significant portion of our revenue.

Our gross margins could fail to improve if we are unable to increase software license revenue as a portion of our overall revenue.

  We intend to invest in further developing our relationships with systems integrators with the goal of having them perform a greater share of the consulting services associated with our products. If we are unable to further develop these relationships, it will be significantly more difficult to migrate to a business model that is more heavily weighted towards software license revenue, thus limiting our ability to increase gross margins over time.

Our revenue will likely decline if we do not continue to develop and maintain successful relationships with systems integrators and other strategic partners.

  We engage in joint sales, marketing and/or implementation efforts with a number of systems integrators, such as Cap Gemini Group, Computer Sciences Corporation, Deloitte Consulting LLC, EDS, Ernst & Young LLP, and PricewaterhouseCoopers LLP. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely upon these firms to recommend our products during the evaluation stage of the purchasing process, to refer prospective customers and to provide access to their executive-level decision makers. We expect to increasingly rely on these systems integrators to provide our customers with product implementation and consulting services. In addition, if these systems integrators are not appropriately trained to implement our products, this could significantly harm our reputation with existing and prospective customers. A number of our competitors may have or develop stronger relationships with these systems integrators and, as a result, these systems integrators may be more likely to recommend competitors' products and services. Our failure to establish or maintain these relationships would significantly harm our ability to license and successfully implement our e-business infrastructure software products.

  In addition to our relationship with systems integrators, we have begun and intend to continue to develop relationships with other strategic partners who can similarly enhance sales and marketing leverage. In particular, our relationship with IBM announced in June 1999 provides for the joint marketing and cooperative sale of a combined product offering. Our failure to maintain this relationship with IBM or to develop additional strategic relationships could significantly harm our ability to license and successfully implement our products.

We could lose market share and be unable to maintain current pricing levels if we do not keep up with the significant competition in the market for business integration solutions.

  The market for our products is intensely competitive, and is expected to become increasingly competitive as current competitors enhance and expand their product offerings and new competitors enter the market. Our current competitors include a number of companies offering one or more solutions to the application integration problem, some of which are directly competitive with our products.

  To date, we have faced competition and some sales resistance from the internal information technology departments of potential customers that have developed or may develop in-house integration solutions that may substitute for those offered by us. We expect that these internal development initiatives will continue to be a principal source of competition for the foreseeable future. The competitive factors in this area require that we produce a product that conforms to the prospective customer's information technology standards, scales to meet the needs of large enterprises and costs less than the internal development efforts.

  A second source of competition results from systems integrators and other information technology service providers engaged to build customized integration solutions across multiple customer applications. The competitive factors in this area require that we demonstrate to our prospective customers, systems integrators and other service providers the cost savings, risk reduction, and other advantages of an integration solution based on commercially supported software.

  Our competitors also include a large number of software vendors targeting one or more segments of the business integration software market through various technological solutions. Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than CrossWorlds. In addition, many competitors have well-established relationships with current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than CrossWorlds can.

  In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition could result in price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues.

If the market for business integration slows, our revenue might be negatively affected.

  All of our revenue has come from sales of software and related business integration consulting and maintenance services. We expect these sales to account for substantially all of our revenue for the foreseeable future. Although demand for business integration solutions has grown in recent years, the market for these solutions is relatively new and rapidly evolving. We cannot assure you that this market will continue to grow. If the market for business integration solutions fails to grow, our business would be adversely affected through reduced pricing and lower volume of sales.

If we lose our right to use technology licensed to us by third parties, our revenue could be adversely affected.

  We incorporate into our products certain software licensed to us by third parties, including IBM, Inprise/Borland Corporation and BEA Systems, Inc., which provides important messaging and other functionality. Any interruption in the supply of our licensed software or changes in the pricing or other terms of these licenses could disrupt our operations, delay our sales and hinder our ability to support our existing customers, unless and until we can replace the functionality provided by this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In the event that the licensed software becomes unavailable, obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated, we may not be able to replace the functionality of the licensed software on comparable terms or at all. Any significant delay in the replacement of this functionality could harm our business.

If we fail to keep up with rapid technological change, we could lose market share or our products could become obsolete.

  The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer requirements and evolving industry standards, including Internet standards. The introduction of products embodying new technologies and the emergence of new industry standards could quickly make our existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. We cannot assure you that our new products and product enhancements will achieve market acceptance or that a new technology will not render our products obsolete.

If our products do not operate with the many hardware and software platforms and applications used by our customers, we will not be successful.

  We currently serve a customer base with a wide variety of constantly changing hardware, enterprise applications and networking platforms. To increase market acceptance, we believe that our products will have to operate within an increasing number of technical environments. Our success will depend on the following factors, among others:

  . our ability to continue to integrate our products with multiple platforms and applications and to modify our products as new versions of packaged applications are introduced;

  . access to the application programming interfaces of the packaged applications with which our products need to integrate;

  . the portability of our products across a number of hardware platforms, operating systems and databases;

  . our ability to anticipate and support new standards, especially Internet standards; and

  . the integration of additional software modules with existing products.

  If we fail to achieve these objectives, our business and operating results could be adversely affected.

If we are unable to maintain relationships with enterprise application vendors whose products we integrate or plan to integrate, our results of operations would be adversely affected.

  We have strategic relationships with a number of enterprise application vendors who provide access to their software and documentation to enable us to effectively develop our product interfaces to be compatible with their packaged enterprise applications. If any of our strategic relationships with these vendors is terminated or access to their software and documentation is otherwise restricted, or we are unsuccessful in establishing strategic relationships with other vendors, our ability to develop product interfaces to support new and existing versions of these vendors' packaged enterprise applications would be adversely affected.

The loss of our senior management or other key personnel or our failure to attract additional personnel could negatively affect our business and decrease the value of your investment.

  Our future success depends on the skills, experience and performance of our senior management team and other key personnel and their ability to operate effectively, both individually and as a group. In addition, the services and expertise of our senior management team would be difficult to replace. We do not maintain "key person" life insurance for any of our personnel. The intense competition for qualified personnel in our industry and geographic region could hinder our ability to replace any of these members of our senior management team if we were to lose their services in the future. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected. For a more detailed description of our senior management team, see "Management."

If we fail to expand our direct sales, consulting and customer support organizations, our business could suffer.

  To date, we have sold our products primarily through our direct sales force and have supported our customers through our consulting and customer support staff. Although we intend to invest significant resources to recruit additional direct sales, consulting and customer support personnel, competition for qualified personnel is intense and many of our competitors have greater recruiting resources than we do. We believe that the retention of qualified direct sales personnel in our business is particularly difficult given that the market for business integration solutions is still emerging, further market acceptance of our products has not yet been achieved, and the sales cycles associated with our products are lengthy. Our direct sales, consulting and customer support organizations are vital to our success. If we fail to sufficiently expand our direct sales force or our consulting and customer support staffs, we may not be able to increase revenue or achieve increased market acceptance of our products.

Our failure to retain skilled technical personnel in a tight labor market may adversely affect our product development.

  Qualified technical personnel are in great demand throughout the software industry. The demand for qualified technical personnel is particularly acute in the San Francisco Bay Area where our corporate headquarters are located. Our success depends in large part upon our continued ability to attract and retain highly skilled technical employees, particularly software architects and engineers. Our failure to attract and retain the highly-trained technical personnel that are integral to our product development and customer support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, financial condition and operating results.

Our products may suffer from undetected errors and defects. We could face litigation if one of these errors or defects causes our products to malfunction, which might require considerable effort and expense to defend and result in significant liability.

  Our software products are complex and may contain undetected errors or defects, especially when first introduced or when new versions are released. Any errors or defects that are discovered after commercial release could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our customer relationships or reputation, increased service and warranty cost or costly litigation defense. We have previously discovered software errors in certain of the products that we have developed and sold. These errors, when discovered by our customers, have impaired our customer relationships to varying degrees. Despite testing, we cannot be certain that errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments to customers. The license and support of software products generally involves the risk of product liability claims. Any defects and errors found in our products could cause customers to seek damages for loss of data, lost revenue, systems costs or other adverse consequences they may suffer. Although our customer license agreements typically contain provisions designed to limit our exposure to these claims, it is possible that these limitation of liability provisions may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, a successful product liability claim brought against us could adversely affect our business.

The cost and difficulties of implementing our products could significantly harm our reputation with customers, which may diminish our ability to license additional products to our customers.

  Our products are often purchased as part of large business integration projects undertaken by our customers. These projects are complex, time consuming and expensive. Failure by customers to successfully deploy our products, or the failure by us or third party consultants to ensure customer satisfaction, could damage our reputation with existing and future customers and reduce future revenue. In many cases, our customers must interact with, modify or replace significant elements of their existing computer systems. The costs of our products and services represent only a portion of the related hardware, software, development, training and consulting costs. The significant involvement of third parties, including system integrators, reduces the control we have over the implementation of our product and the quality of customer service provided to organizations which license our software. If our customers are dissatisfied with any part of the implementation process, for any reason, our ability to license further products to these customers would diminish.

Because our products could interfere with the operations of our customers' other software and hardware applications, we may be subject to potential product liability and warranty claims by these customers, which may be costly and may not be adequately covered by insurance.

  Our e-business infrastructure products are integrated with our customers' networks and software applications. The sale and support of our products may entail the risk of product liability or warranty claims based on damage to, or interference with, these networks or applications. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims.

We may be subject to claims related to year 2000 issues, and year 2000 problems could adversely affect our revenue.

  Many currently installed computer systems may not be capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. In particular, although January 1, 2000 is past, it is possible that problems have gone undetected, or that other dates in the year 2000, such as February 29, 2000, may further affect computer software and systems. We are currently unable to assess completely whether our products, our internal computer systems, the operation of our software or the software of third parties contains errors or faults with respect to the year 2000. Known or unknown errors or defects that affect the operation of our software and systems or those of third parties could result in delay or loss of revenue, interruption of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation costs, any of which could harm our business.

Managing growth may be difficult, time consuming and expensive. Our failure to properly manage growth may hurt the value of your investment.

  Our recent growth has strained, and we expect that any future growth will continue to strain, our management systems and resources, which could hinder our ability to grow in the future. In particular, we may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. We have grown from 111 employees as of December 31, 1997 to 202 employees as of December 31, 1999. As of December 31, 1999, we have also opened 14 sales offices and established subsidiaries in Australia, France, Germany, Ireland and the United Kingdom. Additionally, several of our executive officers, including our President and CEO and Senior VP Worldwide Sales, joined us within the last 6 months. In order to effectively manage our growth, we will be required to integrate, train, motivate and manage our work force, continue to improve our operational, financial and management controls, reporting systems and procedures and maintain close coordination among our executive engineering, accounting, finance, marketing, sales and operations organizations. In addition, if our currently planned expenditures related to the expansion of our operations are not accompanied or shortly followed by significantly increased revenue, our losses would be even greater than expected until we were able to delay or reduce these expenditures. For example, during 1998 we increased our operating expenses significantly, particularly sales and marketing expenses, based on our expectations of revenue growth that did not materialize as quickly as anticipated. These increased expense levels materially adversely affected our operating results for that period. If we fail in any of these respects, our business would be adversely affected.

If our international operations, which involve additional risks that do not affect our domestic operations, do not perform as projected, our operating results could be negatively affected.

  As part of our strategy to address the global needs of our customers and partners, we have committed significant resources to the opening of international offices and the expansion of international sales and support channels in advance of revenue. Revenues from international sales represented 20% of total 1997 revenue, 28% of total 1998 revenue and 22% of total 1999 revenue. We have only limited experience in marketing, selling and distributing our products and services internationally. If our international expansion strategy does not generate sufficient revenue to offset our expenditures to establish and maintain our international operations, our business could be adversely affected. In December 1998, we implemented strategic decisions to cease our Asian and Australian operations because our capital expenditures in those markets were not producing sufficient returns. We cannot assure you that this will not happen to other of our international operations. We cannot be sure that we will be able to successfully localize, market, sell and deliver our products in foreign markets, and our failure to do so could adversely affect the value of your investment.

  Risks of our international operations include:

  . difficulties in collecting accounts receivable and longer collection periods;

  . difficulties in staffing and managing foreign operations;

  . changing and conflicting regulatory requirements;

  . increased operating expenses such as higher rents and costs of employees--particularly in our European locations;

  . potentially adverse tax consequences;

  . tariffs and general export restrictions, including export controls relating to encryption technology;

  . political instability;

  . fluctuations in currency exchange rates;

  . seasonal reduction in business activity during the summer months in Europe and certain other parts of the world; and

  . the impact of local economic conditions and practices.

In addition, as we expand our international operations, we may allow payment in foreign currencies and exposure to losses in foreign currency transactions may increase. We may choose to limit such exposure through the purchase of forward foreign exchange contracts or other hedging strategies, but there can be no assurance that any currency hedging strategy would be successful in avoiding exchange related losses. Any of the above factors could have a material and adverse effect on our international sales and operations, which, in turn, could adversely affect our overall business, operating results and financial condition.

Our business could be hurt if we make acquisitions that are unsuccessful.

  We may in the future pursue acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement our products, enhance our technical capabilities or expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could cause the diversion of management's time and resources. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisitions-related expenses. Further, we cannot assure you that any businesses, products or technologies we may acquire will be successfully integrated with our current operations. If any such acquisition were to occur, we cannot assure you that the intended benefits of the acquisition will be realized. Future acquisitions, whether or not consummated, could adversely affect our business.

If we are unable to adequately protect our proprietary rights, we may lose some or all of our competitive advantage and our business could suffer.

  We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect the proprietary aspects of our technology. The legal protection affords only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts. Furthermore, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Litigation may be necessary to enforce our intellectual property rights and to protect our trade secrets. Such litigation has an inherently uncertain outcome and could result in substantial costs and diversion of management's attention and resources.

We may be subject to liability for intellectual property infringement claims, which could adversely affect our results of operations.

  We may be subject to legal proceedings and claims for alleged infringement of third party proprietary rights, such as patents, trademarks or copyrights, particularly as the number of products and competitors in our industry grow and functionalities of products overlap. This risk is higher in a new market in which a larger number of patent applications have been filed but are not yet publicly disclosed, such that we are less able to determine which patents our products may infringe and take measures to avoid infringement. Any litigation could result in substantial costs and diversion of management's attention and resources. Further, parties making infringement claims against us may be able to obtain injunctive or other equitable relief, which could prevent us from selling our products or require us to enter into royalty or license agreements which are not advantageous to us.

We expect that the market price for our common stock may be volatile.

  Equity markets, particularly the market for high-technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, the market price of our common stock is likely to be highly volatile. Factors such as fluctuations in our operating results, announcements of technological innovations, new products or new services by us or by our partners, competitors or customers or our competitors' developments with respect to patents or proprietary rights, the announcement of litigation by or against us, changes in stock market analyst recommendations regarding us or our competitors, general market conditions and other factors may have a significant effect on the market price of our common stock.

  In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Because our directors and officers will own approximately   % of our
outstanding stock after this offering, you and other investors will have minimal influence on stockholder decisions.

  Upon completion of this offering, our executive officers and directors and
their affiliates will, in the aggregate, own approximately   % of our
outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election and removal of directors and approval of significant corporate transactions. Such control could discourage others from initiating potential merger, takeover or other change of control transactions, even if it would be beneficial to other stockholders. See "Principal Stockholders."

Our charter document provisions could limit another party's ability to acquire us.

  Certain provisions of our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example our certificate of incorporation allows our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote. Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors or an authorized committee of the Board. For information regarding these provisions, see "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

Some of our shares will be eligible for future sale which may cause our stock price to decline.

  Sales of significant amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, based upon 19,696,563 shares outstanding as of December 31, 1999 as adjusted to reflect the conversion of all outstanding shares of preferred stock into 16,542,628 shares of common stock and to include the shares of common stock issued in connection with this offering. All of the shares sold in this offering will be freely tradable without restriction unless held by our affiliates. The remaining 19,696,563 shares of our common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements signed by the holder and will be available for sale in the public market as follows:

         Number of Shares           Date of Availability for Sale
         ----------------           -----------------------------
                0                   At the date of this prospectus
                0                   90 days after the date of this prospectus
            19,696,563              180 days after the date of this prospectus

  This table excludes 7,136,867 shares of our common stock issuable upon exercise of outstanding options and warrants outstanding as of December 31, 1999, which shares will be tradable in the public market subject to vesting and the expiration of lock-up agreements.

  Chase Securities Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements. See "Shares Eligible for Future Sale" and "Underwriting."

New investors will incur substantial and immediate dilution.

  Purchasers of the common stock offered hereby will suffer an immediate and
substantial dilution of $     per share in the net tangible book value of our
common stock from the initial public offering price of $      per share. To the
extent outstanding options are exercised, there will be further dilution. See "Dilution."

We may need more money, which may not be available to us on favorable terms or at all.

  Although we expect the net proceeds from this offering and borrowings under our credit facility to be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months, such sources may be inadequate. Consequently, we may require additional funds during or after such period. Additional financing may not be available on favorable terms or at all. This could seriously harm our business and operating results. Furthermore, if we issue additional equity securities, stockholders may experience dilution and the new equity securities could have rights senior to those of existing holders of our common stock. If we cannot raise adequate funds to satisfy our capital requirements, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. For a more detailed discussion regarding our use of proceeds from this offering or our working capital, see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     YOU SHOULD NOT RELY ON FORWARD-LOOKING
                STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

  This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of various markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

  We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the             shares of
common stock that we are selling in this offering will be approximately $
million, or $      million if the underwriters' option to purchase additional
shares is exercised in full, assuming an offering price of $      per share and
after deducing the underwriting discount and estimated offering expenses.

  We currently expect to use the net proceeds primarily for working capital, for general corporate purposes, including increased sales and marketing expenditures, increased research and development expenditures and capital expenditures made in the ordinary course of business. We intend, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of such businesses, products or technologies. See "Risk Factors--Our business could be hurt if we make acquisitions that are unsuccessful."

  Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our credit facility with Silicon Valley Bank prohibits us from paying dividends without the bank's prior approval.

                                 CAPITALIZATION

  The following table sets forth our short-term debt and capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma as adjusted basis to reflect the conversion of all outstanding shares of convertible preferred stock into 16,542,628 shares of common stock upon the closing of this offering and to reflect our sale
    and issuance of       shares of common stock in this offering at an
    assumed initial public offering price of $     per share and the
    application of the net proceeds we receive.

  This table should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                           December 31, 1999
                                                          ---------------------
                                                                     Pro Forma
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Cash and cash equivalents................................ $ 12,506    $
                                                          ========    ======
Long-term debt and capital lease obligations, less
 current portion.........................................    3,513
                                                          --------
Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par value per share;
   17,000,000 shares authorized, 16,126,003 shares issued
   and outstanding, actual; 5,000,000 shares authorized,
   none issued or outstanding, pro forma as adjusted ....      161
  Common stock, $0.001 par value per share; 45,000,000
   shares authorized, 3,153,935 shares issued and out-
   standing, actual; 150,000,000 shares authorized,
                  shares issued and outstanding, pro
   forma as adjusted ....................................        3
  Additional paid-in capital.............................   96,757
  Deferred stock-based compensation......................   (2,540)
  Accumulated deficit....................................  (95,107)
                                                          --------    ------
    Total stockholders' equity (deficit).................     (726)
                                                          --------    ------
      Total capitalization............................... $  2,787    $
                                                          ========    ======

  The outstanding share information in the table above is as of December 31, 1999 and excludes:

  . 6,793,436 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.78 per share;

  . 343,431 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.85 per share; and

  . 423,612 shares reserved for future issuance under our 1997 stock option plan and 640,475 shares reserved for future issuance under our 1999 executive stock plan.

  Our Board of Directors, subsequent to December 31, 1999, approved certain changes to our stock option plan reserves. Effective on the date of completion of this offering, the shares reserved for future issuance under our stock option plans, will be as follows:

  . 1997 Stock Plan: 3,000,000 shares.

  . 2000 Employee Stock Purchase Plan: 750,000 shares.

  . 2000 Directors' Stock Option Plan: 300,000 shares.

The above share reserves replace any stock option reserves existing immediately prior to the date of completion of the offering, which reserves totalled 1,064,087 shares on December 31, 1999.

  Additionally, subsequent to December 31, 1999, our Board approved the issuance of warrants to purchase 199,996 shares of common stock at a weighted average exercise price of $11.00 per share.

                                    DILUTION

  As of December 31, 1999, our pro forma net tangible book deficit was approximately $(726,000) or $(0.23) per share of common stock. Pro forma net tangible book deficit per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated
net proceeds from our sale of            shares of common stock in this
offering at an assumed initial public offering price of $    per share, our pro
forma net tangible book value at December 31, 1999 would have been
approximately $    million or $      per share of common stock. This represents
an immediate increase in net tangible book value of $ per share to existing
stockholders and an immediate dilution of $      per share to new investors.
The following table illustrates this per share dilution:

   Assumed initial public offering price per share...................       $
     Pro forma net tangible book deficit per share as of December 31,
      1999...........................................................  $
     Increase per share attributable to new investors................
                                                                       ----
   Pro forma net tangible book value after the offering..............
                                                                            ----
   Dilution per share to new investors...............................       $
                                                                            ====

  The following table summarizes on a pro forma basis, as of December 31, 1999, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 19,696,563       % $88,145,000       %   $4.48
   New investors...............
                                ----------  -----  -----------  -----
     Totals....................             100.0% $            100.0%
                                ==========  =====  ===========  =====

  The information presented above with respect to existing stockholders includes 16,126,003 shares of preferred stock which will be automatically converted into 16,542,628 shares of common stock upon the closing of this offering. This information is as of December 31, 1999 and excludes:

  . 6,793,436 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.78 per share;

  . 343,431 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.85 per share; and

  . 423,612 shares reserved for future issuance under our 1997 stock option plan and 640,475 shares reserved for future issuance under our 1999 executive stock plan.

  Our Board of Directors, subsequent to December 31, 1999, approved certain changes to our stock option plan reserves. Effective on the date of completion of this offering, the shares reserved for future issuance under our stock option plans, will be as follows:

  . 1997 Stock Plan: 3,000,000 shares.

  . 2000 Employee Stock Purchase Plan: 750,000 shares.

  . 2000 Directors' Stock Option Plan: 300,000 shares.

The above share reserves replace any stock option reserves existing immediately prior to the date of completion of the offering, which reserves totalled 1,064,087 shares on December 31, 1999.

  Additionally, subsequent to December 31, 1999, our Board approved the issuance of warrants to purchase 199,996 shares of common stock at a weighted average exercise price of $11.00 per share.

  The issuance of common stock in connection with the exercise of outstanding options and warrants or options and warrants issued in the future will result in further dilution to new investors. See "Management--Stock Plans" and Note 5 to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected consolidated balance sheet data at December 31, 1998 and 1999 presented below are derived from consolidated financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this prospectus. The selected historical consolidated financial data set forth below for the period from March 8, 1996 (inception) to December 31, 1996 and as of December 31, 1996 and 1997 have been derived from audited financial statements, which include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of financial position and results of operations for that period and as of that date. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     Period From
                                    March 8, 1996
                                     (Inception)   Year Ended December 31,
                                     to December  ----------------------------
                                      31, 1996      1997      1998      1999
                                    ------------- --------  --------  --------
                                     (in thousands, except per share data)
Consolidated Statements of
 Operations:
 Revenue:
   Software license................    $    --    $    748  $  3,973  $  8,194
   Service, maintenance and other..         --         360     3,733    10,900
                                       -------    --------  --------  --------
   Total revenue...................         --       1,108     7,706    19,094
 Cost of revenue:
   Software license and royalties..         --          36       438     1,599
   Service, maintenance and other..         --       1,860     5,392    10,127
                                       -------    --------  --------  --------
   Total cost of revenue...........         --       1,896     5,830    11,726
                                       -------    --------  --------  --------
     Gross profit (loss)...........         --        (788)    1,876     7,368
                                       -------    --------  --------  --------
 Operating expenses:
   Research and development........        757       4,080    11,748    14,243
   Sales and marketing.............        375       6,954    23,141    21,792
   General and administrative......        503       2,296     4,066     6,145
   Amortization of deferred stock-
    based compensation.............         --          --     4,774     1,462
                                       -------    --------  --------  --------
   Total operating expenses........      1,635      13,330    43,729    43,642
                                       -------    --------  --------  --------
     Operating loss................     (1,635)    (14,118)  (41,853)  (36,274)
 Other income (expense), net.......         41         166       479    (1,912)
                                       -------    --------  --------  --------
     Net loss......................    $(1,594)   $(13,952) $(41,374) $(38,186)
                                       =======    ========  ========  ========
 Net loss per share:
   Basic and diluted...............    $ (2.83)   $ (11.88) $ (19.99) $ (13.40)
                                       =======    ========  ========  ========
   Weighted average shares used in
    computation....................        564       1,175     2,069     2,850
                                       =======    ========  ========  ========
 Pro forma net loss per share(1):
   Basic and diluted...............    $ (0.31)   $  (1.70) $  (3.55) $  (2.38)
                                       =======    ========  ========  ========
   Weighted average shares used in
    computation....................      5,162       8,201    11,641    16,062
                                       =======    ========  ========  ========

(1) Shares used in computing pro forma basic and diluted net loss per share includes the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance.

                                                        December 31,
                                               -------------------------------
                                                1996   1997    1998     1999
                                               ------ ------- -------  -------
                                                       (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents...................  $1,273 $24,741 $ 5,415  $12,506
 Working capital (deficit)...................   1,074  21,938  (4,648)  (1,052)
 Total assets................................   1,606  28,085  15,757   29,177
 Long term debt and capital lease
  obligations, less current portion..........     --      986   6,254    3,513
 Stockholders' equity (deficit)..............   1,391  22,947  (6,670)    (726)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus.

Overview

  We are a leading provider of e-business infrastructure software that enables the integration and automation of business processes within enterprises and among trading partners over the Internet. Our products help traditional and emerging businesses to leverage the Internet as a platform to increase productivity, improve responsiveness to customer demands and enhance overall competitiveness.

  Our products are based on a modular architecture that scales to meet the requirements of large enterprises, and combines standard Internet technologies with proprietary innovations. We offer a suite of tools that customers can use to build comprehensive e-business integration solutions, as well as extend and customize CrossWorlds' pre-built components. In order to accelerate time to market and leverage industry best practices, our customers can utilize CrossWorlds' pre-built connectivity to leading applications and pre-built process automation components for common e-business and enterprise processes.

  We were incorporated in March 1996 and released our first product in November 1997. Since inception, we have incurred substantial research and development costs, invested heavily in our sales, marketing and professional services organizations and have expanded our global operations and corporate infrastructure to support our long-term growth strategy. We have also made substantial investments in marketing and in building strategic partnerships. Our full-time employees increased from 111 as of December 31, 1997 to 202 as of December 31, 1999. Because our expenditures have been much higher than our revenue, we have incurred net losses in each fiscal quarter since inception and, as of December 31, 1999, we had an accumulated deficit of $95.1 million. We anticipate that our operating expenses will continue to increase for the foreseeable future, as we expand our product lines and sales and marketing efforts. Accordingly, we expect to incur net losses at least through the end of 2001.

  Revenues to date have been derived from the license of our e-business infrastructure software and from maintenance and support, consulting and training services. Customers who license our software generally purchase maintenance contracts, typically covering a twelve month period. Additionally, customers may purchase consulting services, which are customarily billed by us at a fixed daily rate plus out-of-pocket expenses. We also offer training services that are billed on a per student or per class session basis. The initial total orders from end-user customers, including licenses and services, have ranged from $250,000 to over $5.0 million.

  Because our software arrangements typically involve significant customization or implementation services, our software license revenue is generally recognized using the percentage-of-completion method over the respective project implementation cycles, which typically range from three to nine months. In certain circumstances where we are unable to estimate the amount of effort required to customize or implement the software, software license revenue is recognized using the completed contract method. In the future we may recognize upon shipment certain revenues associated with projects implemented by our systems integrator partners when our services are not essential to the functionality of the software. Consulting and service revenue is recognized as the services are performed. Maintenance revenue from customer support and product upgrades, including maintenance bundled with original software licenses, are deferred and recognized ratably over the term of the maintenance agreement. Our revenue recognition policy complies with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition.

  As a result of our revenue recognition policy, the current period revenue mix between software license revenue and service and other revenue does not necessarily reflect the mix in current period sales activities. For example, revenues recognized during the quarter ended December 31, 1999 generally resulted from sales made during the first two quarters of fiscal 1999. We expect the future revenue mix to be more reflective of our current period sales mix, which has been weighted more heavily towards software licenses than previous quarters.

  Our sales to date have been primarily generated by our direct sales force, with a small percentage derived from indirect channels. In an effort to drive additional sales by our direct sales force and provide additional skilled implementation resources for use by our customers, we have established relationships with third-party systems integrators including Cap Gemini, CSC, Deloitte Consulting, EDS, Ernst & Young and PricewaterhouseCoopers. In June 1999, CrossWorlds and IBM announced a strategic relationship focused on joint marketing and cooperative sales of a combined product offering.

  We established an international presence in mid-1997 by opening a sales office in Germany. We subsequently opened sales offices in the United Kingdom and France in 1998. Revenues from international sales represented 20% of total 1997 revenue, 28% of total 1998 revenue and 22% of total 1999 revenue. The percentage decrease during the year ended December 31, 1999 was due primarily to significant revenue contribution from five U.S.-based customers, collectively accounting for greater than 48% of total revenue during the period.

  Because of our revenue recognition policy, we calculate accounts receivable days sales outstanding ("DSO") as the ratio of the quarter-end accounts receivable to the sum of quarterly revenue and the net change in quarter-end current deferred revenue, multiplied by 90. We believe this calculation is appropriate because license fees are typically billable regardless of whether revenue has been recognized or deferred. Under this method, DSO was 102 days as of December 31, 1999. Since the terms of certain of our sales agreements spread our billings over the applicable project implementation cycle and our sales activity is concentrated at the end of each quarter, we anticipate that our DSO will continue to be substantial in future periods.

  At certain times throughout 1998 and to a lesser extent during 1999, we issued stock options to employees at exercise prices that were subsequently deemed to have been below fair value. We recognized the difference between the exercise prices and the deemed fair values as deferred stock-based compensation. We amortize deferred stock-based compensation over the vesting period of the related award as a noncash expense in accordance with Financial Accounting Standards Board Interpretation No. 28. As of December 31, 1999,
$2.5 million in deferred stock-based compensation remained on our balance sheet which will be amortized to the Consolidated Statements of Operations through the first quarter of 2002.

  In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Additionally, despite our revenue growth, we do not believe that historical growth rates are necessarily sustainable or indicative of future growth. See "Risk Factors-- Our business is difficult to evaluate because our operating history is limited" and "Our revenue is subject to significant fluctuations and is unpredictable. If we experience future revenue shortfalls, the value of your investment could be adversely affected."

Results of Operations

  The following table sets forth certain operating data as a percentage of total revenue.

                                                  Year Ended December 31,
                                                  ---------------------------
                                                    1997      1998      1999
                                                  --------   -------   ------
Revenue:
  Software license...............................     67.5 %    51.6 %   42.9 %
  Service, maintenance and other.................     32.5      48.4     57.1
                                                  --------   -------   ------
  Total revenue..................................    100.0     100.0    100.0
Cost of revenue:
  Software license and royalties.................      3.2       5.7      8.4
  Service, maintenance and other.................    167.8      70.0     53.0
                                                  --------   -------   ------
  Total cost of revenue..........................    171.0      75.7     61.4
                                                  --------   -------   ------
    Gross margin.................................    (71.0)     24.3     38.6
Operating expenses:
  Research and development.......................    368.3     152.4     74.6
  Sales and marketing............................    627.6     300.3    114.1
  General and administrative.....................    207.2      52.8     32.2
  Amortization of deferred stock-based
   compensation..................................       --      62.0      7.7
                                                  --------   -------   ------
  Total operating expenses.......................  1,203.1     567.5    228.6
                                                  --------   -------   ------
    Operating loss...............................  1,274.1    (543.2)  (190.0)
Other income (expense), net......................     15.0       6.2    (10.0)
                                                  --------   -------   ------
    Net loss..................................... (1,259.1)% (537.0)%  (200.0)%
                                                  ========   =======   ======

Years Ended December 31, 1997, 1998 and 1999

  Software License Revenue. Our total revenue increased from $1.1 million to $7.7 million to $19.1 million in 1997, 1998 and 1999, representing growth of 595% and 148%. Our software license revenue increased from $748,000 to $4.0 million to $8.2 million in 1997, 1998 and 1999, representing growth of 431% and 106%. The increases were due to increased acceptance of our expanded product offering in the marketplace resulting in a larger average transaction size and a greater number of transactions.

  As a result of our revenue recognition policy, the current period revenue mix between software license revenue and service and other revenue does not necessarily reflect the mix in current period sales activities. For example, revenues recognized during the quarter ended December 31, 1999 generally resulted from sales made during the first two quarters of fiscal 1999. We expect the future revenue mix to be more reflective of our current period sales mix which has been weighted more heavily towards software licenses than previous quarters.

  Service, Maintenance and Other Revenue. Service, maintenance and other revenue increased from $360,000 to $3.7 million to $10.9 million in 1997, 1998 and 1999, representing growth of 937% and 192%. These increases were due to an increase in consulting, training and maintenance fees associated with both the increased number of licenses sold and the increased average transaction size, along with a larger installed license base.

  Cost of Software License Revenue and Royalties. Cost of software license revenue and royalties revenue increased from $36,000 to $438,000 to $1.6 million in 1997, 1998 and 1999, representing approximately 3%, 6% and 8% of total revenue. The increase in absolute dollar amount was due to increases in software license and royalties revenue which increased the related royalty costs. The increase from 1997 to 1998 in cost of software license and royalties revenue as a percentage of total revenue related to an increase in royalty fees associated with certain technology licensed by CrossWorlds. The increase from 1998 to 1999 in cost of software license and royalties revenue as a percentage of total revenue related to the amortization of certain guaranteed minimum royalty payments associated with certain technology licensed by CrossWorlds. We expect this percentage to decrease in the future as a result of our replacing the licensed technology with our own internally developed product during the fourth quarter of 1999.

  Cost of Service, Maintenance and Other Revenue. Cost of service, maintenance and other revenue increased from $1.9 million to $5.4 million to $10.1 million in 1997, 1998 and 1999, representing 168%, 70% and 53% of total revenue. The increase in cost of service, maintenance and other revenue in absolute dollars was due to an increase in personnel costs. Cost of service, maintenance and other revenue as a percentage of total revenue declined in 1998 and 1999 due primarily to higher utilization of our consulting staff, most of whom were not engaged in revenue generating activities in 1997.

  Research and Development Expenses. Research and development expenses increased from $4.1 million to $11.7 million to $14.2 million in 1997, 1998 and 1999. The increase in each of these periods was due to an increase in head count dedicated to new product initiatives. Research and development expenses represented 368%, 152% and 75% of total revenue in 1997, 1998 and 1999. The decrease as a percentage of total revenue was due to growth in our total revenue offset somewhat by an increase in our personnel costs.

  Sales and Marketing Expenses. Sales and marketing expenses increased from $7.0 million to $23.1 million from 1997 to 1998 and decreased to $21.8 million in 1999. The increase from 1997 to 1998 reflects the hiring of additional sales and marketing personnel in connection with the building of our direct sales channel and higher sales commissions associated with increased sales volume during the period. In 1998, we also made significant expenditures on advertising and marketing programs and invested in foreign operations in Australia and Asia. The decrease from 1998 to 1999 reflects the closure of foreign operations in Australia and Asia and significant reductions in expenditures on advertising. Sales and marketing expenses represented 628%, 300% and 114% of our total revenue in 1997, 1998 and 1999. The decrease as a percentage of total revenue was due to the growth in total revenue during both periods and the reduction of expenditures from 1998 to 1999.

  General and Administrative Expenses. General and administrative expenses increased from $2.3 million to $4.1 million to $6.1 million in 1997, 1998 and 1999, representing 207%, 53% and 32% of our total revenue in 1997, 1998 and 1999. Expenses increased in each period due primarily to increased staffing necessary to manage and support our growth. The decrease as a percentage of our total revenue was due primarily to the growth in our total revenue.

  Other Income (Expense). Other income increased from $166,000 in 1997 to $479,000 in 1998, despite the lower year end cash balance in 1998. This increase was due primarily to our completion of a $23.0 million financing at the end of 1997, resulting in a higher average cash balance in 1998 than in 1997. In 1999, other expense was $1.9 million. This increase in expense was due primarily to interest payments on outstanding debt and the write-off of a prepaid royalty asset (See Note 4 of Notes to Consolidated Financial Statements).

  Amortization of Deferred Stock-Based Compensation. During 1998 and 1999, we recorded total deferred stock-based compensation of $8.6 million and $225,000, respectively, in connection with stock option grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $4.8 million and $1.5 million in 1998 and 1999.

  Provision for Income Taxes. We incurred net operating losses in 1997 and 1998 and 1999 and consequently paid no federal, state and foreign income taxes in each of those years.

  As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $85.1 million and $70.2 million. We also had federal and state research and development tax credit carryforwards of approximately $1.2 million and $852,000. Our federal net operating loss carryforwards will expire at various dates beginning 2011 through 2019 if not utilized and our state net operating loss carryforward expires beginning in the year 2004.

  As of December 31, 1998 and 1999, we had deferred tax assets of approximately $24.8 million and $39.2 million. Our net deferred tax assets have been fully offset by a valuation allowance. Our net valuation allowance increased by $18.0 million and $14.4 million during 1998 and 1999. Deferred tax assets relate primarily to net operating loss carryforwards, capitalized research and development costs and deferred stock compensation. See Note 6 of Notes to Consolidated Financial Statements.

 Eight Quarters Ended December 31, 1999

  The following tables set forth CrossWorlds' statement of operations data for each of the eight quarters ended December 31, 1999, including such amounts expressed as a percentage of total revenue. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This unaudited quarterly information has been prepared on the same basis as CrossWorlds' audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                       Quarter Ended
                         -------------------------------------------------------------------------------
                         Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                           1998      1998      1998       1998      1999      1999      1999      1999
                         --------  --------  ---------  --------  --------  --------  --------- --------
                                                      (in thousands)
Consolidated Statement
 of Operations Data:
Revenue:
  Software licenses..... $   977   $  1,155  $    545   $  1,296  $ 1,617   $ 1,811    $ 2,270  $  2,496
  Service, maintenance
   and other............     990        818       964        961    2,019     2,353      3,012     3,516
                         -------   --------  --------   --------  -------   -------    -------  --------
  Total revenue.........   1,967      1,973     1,509      2,257    3,636     4,164      5,282     6,012
Cost of revenue:
  Software license and
   royalties............      70         24        73        271      128       311        562       598
  Service, maintenance
   and other............   1,159        948     1,598      1,687    1,779     2,420      2,698     3,230
                         -------   --------  --------   --------  -------   -------    -------  --------
  Total cost of
   revenue..............   1,229        972     1,671      1,958    1,907     2,731      3,260     3,828
                         -------   --------  --------   --------  -------   -------    -------  --------
    Gross profit
     (loss).............     738      1,001      (162)       299    1,729     1,433      2,022     2,184
                         -------   --------  --------   --------  -------   -------    -------  --------
Operating expenses:
  Research and
   development..........   2,152      3,224     2,973      3,399    3,124     3,561      3,790     3,768
  Sales and marketing...   3,545      6,234     6,173      7,189    4,647     5,103      5,439     6,603
  General and
   administrative.......     833      1,213       763      1,257      789     1,223      1,399     2,734
  Amortization of
   deferred stock-based
   compensation.........     659        940     1,587      1,588      140       782        823      (283)
                         -------   --------  --------   --------  -------   -------    -------  --------
  Total operating
   expenses.............   7,189     11,611    11,496     13,433    8,700    10,669     11,451    12,822
                         -------   --------  --------   --------  -------   -------    -------  --------
    Operating loss......  (6,451)   (10,610)  (11,658)   (13,134)  (6,971)   (9,236)    (9,429)  (10,638)
Other income (expense),
 net....................     299        192        10        (22)    (291)     (197)      (369)   (1,055)
                         -------   --------  --------   --------  -------   -------    -------  --------
    Net loss............ $(6,152)  $(10,418) $(11,648)  $(13,156) $(7,262)  $(9,433)   $(9,798) $(11,693)
                         =======   ========  ========   ========  =======   =======    =======  ========

                                                       Quarter Ended
                         --------------------------------------------------------------------------------
                         Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998      1998      1998       1998      1999      1999      1999       1999
                         --------  --------  ---------  --------  --------  --------  ---------  --------
As a Percentage of
 Revenue:
Revenue:
  Software license......    49.7 %    58.5 %    36.1 %     57.4 %    44.5 %    43.5 %    43.0 %     41.5 %
  Service, maintenance
   and other............    50.3      41.5      63.9       42.6      55.5      56.5      57.0       58.5
                          ------    ------    ------     ------    ------    ------    ------     ------
  Total revenue.........   100.0     100.0     100.0      100.0     100.0     100.0     100.0      100.0
Cost of revenue:
  Software license and
   royalties............     3.6       1.2       4.8       12.1       3.5       7.5      10.6        9.9
  Service, maintenance
   and other............    58.9      48.0     105.9       74.7      48.9      58.1      51.1       53.7
                          ------    ------    ------     ------    ------    ------    ------     ------
  Total cost of reve-
   nue..................    62.5      49.2     110.7       86.8      52.4      65.6      61.7       63.6
                          ------    ------    ------     ------    ------    ------    ------     ------
   Gross margin.........    37.5      50.8     (10.7)      13.2      47.6      34.4      38.3       36.4
                          ------    ------    ------     ------    ------    ------    ------     ------
Operating expenses:
  Research and develop-
   ment.................   109.4     163.4     197.0      150.6      85.9      85.5      71.7       62.7
  Sales and marketing...   180.2     316.0     409.0      318.5     127.8     122.6     103.0      109.8
  General and adminis-
   trative..............    42.3      61.5      50.6       55.7      21.7      29.4      26.5       45.5
  Amortization of de-
   ferred stock-based
   compensation.........    33.5      47.6     105.2       70.4       3.9      18.8      15.6       (4.7)
                          ------    ------    ------     ------    ------    ------    ------     ------
  Total operating ex-
   penses...............   365.4     588.5     761.8      595.2     239.3     256.3     216.8      213.3
                          ------    ------    ------     ------    ------    ------    ------     ------
   Operating loss.......  (327.9)   (537.7)   (772.5)    (582.0)   (191.7)   (221.9)   (178.5)    (176.9)
Other income (expense),
 net....................    15.2       9.7       0.7       (1.0)     (8.0)     (4.7)    (7.0)      (17.5)
                          ------    ------    ------     ------    ------    ------    ------     ------
   Net loss.............  (312.7)%  (528.0)%  (771.8)%   (583.0)%  (199.7)%  (226.6)%  (185.5)%   (194.4)%
                          ======    ======    ======     ======    ======    ======    ======     ======

  The trends discussed in the annual comparisons of operating results from 1997 through 1999 generally apply to the comparison of results of operations for our eight most recent quarters ended December 31, 1999. Our software license and service revenue mix fluctuated significantly at various times during the last eight quarters. As a result of our revenue recognition policy, the current period revenue mix between software license revenue and service, maintenance and other revenue does not necessarily reflect the mix in current period sales activities. For example, revenues recognized during the quarter ended December 31, 1999 generally resulted from sales made during the first two quarters of fiscal 1999. We expect the future revenue mix to be more reflective of our current period sales mix which has been weighted more heavily towards software licenses than previous quarters. Specifically, in the quarter ended September 30, 1998, software license revenue was lower as a percentage of total revenue relative to the other seven quarters ended December 31, 1999 due to the completion of several significant projects in the preceding quarter and a reduction in the number of sales closed in the prior quarter. Additionally, we initiated several service projects that were designed to allow customers to evaluate our software on a trial basis but did not immediately include software license sales, thus resulting in a decrease in software license revenue during the period. Services, maintenance and other revenue increased significantly from the quarter ended December 31, 1998 to the quarter ended March 31, 1999 due primarily to the implementation of two significant projects.

  During the quarter ended December 31, 1998, cost of software license and royalties revenue increased as a percentage of total revenue due to an increase in royalty fees associated with certain technology licensed by CrossWorlds. The increase for the two quarters ended December 31, 1999 in cost of software license and royalties revenue as a percentage of total revenue related to the amortization of certain guaranteed minimum royalty payments associated with certain technology licensed by CrossWorlds. We expect this percentage to decrease in the future as a result of our replacing the licensed technology with our own internally developed product during the fourth quarter of 1999. In addition, in anticipation of increased customer demand which did not materialize until later periods, we expanded our professional services organization during the quarter ended September 30, 1998, resulting in significant services costs as a percentage of total revenue during that quarter.

  Total operating expenses, in absolute dollar terms and as a percentage of revenue, also fluctuated significantly during 1998. Total operating expenses in absolute dollars increased in 1999 but decreased as a percentage of revenue. Research and development expenses increased during the quarter ended June 30, 1998 due to increased staffing as we accelerated our efforts to expand our product lines. Sales and marketing expenses increased during the quarter ended June 30, 1998 due to increased advertising and expanded business development efforts as we established our presence in the marketplace and built strategic partnerships. Sales and marketing expenses decreased during the quarter ended March 31, 1999 primarily due to our reorganization, and the reduction in the size of our marketing organization, our election not to pursue advertising campaigns similar to those we pursued in 1998, and our strategic decisions in December 1998 to cease our Asian and Australian operations because our expenditures in those markets were not producing sufficient returns. Sales and marketing expenses increased during the quarter ended December 31, 1999 due to increased commissions expense payable to sales and business development personnel. Commission expense increases are generally not comparable to revenue increases given that we typically recognize revenues on a percentage-of-completion basis while commissions are earned and expensed in the quarter in which the sale is made.

  General and administrative expenses increased during the quarter ended December 31, 1999 due to expenses associated with the employment of our Chief Executive Officer. Total operating expenses increased during the quarter ended June 30, 1999 from the prior quarter as we increased our investment in research and development, expanded our direct sales force, and built our finance infrastructure to support our growth. Total operating expenses increased during the quarter ended December 31, 1999 from the prior quarter primarily as a result of the increase in sales commission expense and expenses associated with the employment of our Chief Executive Officer. Other expense increased during the quarter ended December 31, 1999 due to the write-off of a prepaid royalty asset (See Note 4 of Notes to Consolidated Financial Statements). Our quarterly results have varied widely in the past, and we expect that they may continue to fluctuate in the future as a result of a number of factors. See "Risk Factors-- Our quarterly financial results are subject to significant fluctuations that could adversely affect our stock price."

  We have experienced, and expect to continue to experience, seasonality with respect to software and service orders. In recent years, there has been a relatively greater demand for our products in the fourth quarter than in each of the first three quarters of the year, particularly the first quarter. As a result, we have historically experienced relatively higher sales in the fourth quarter and relatively light sales in the first quarter. We believe that these fluctuations are caused, in part, by customer buying patterns (often influenced by year end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. In addition, European sales may tend to be relatively lower during the summer months than during other periods. We expect that seasonal trends will continue for the foreseeable future. See "Risk Factors--Seasonal factors may affect the timing of our business activity which could negatively affect our stock price."

  Software license revenue is generally recognized over the project implementation cycle which is typically from three to nine months. As a result, we expect that software license revenue will only be partially affected by seasonal trends.

Liquidity and Capital Resources

  We have funded our operations through December 31, 1999 primarily through private sales of preferred equity securities, totaling $85.7 million and to a lesser extent, commercial bank loans and equipment leases. As of December 31, 1999, we had $12.5 million in cash and cash equivalents.

  Our operating activities resulted in net cash outflows of $11.4 million, $32.0 million and $28.8 million in 1997, 1998 and 1999. The sources of cash were primarily increases in accrued liabilities, increases in accrued compensation and related expenses, and increases in deferred revenue in 1997, 1998 and 1999. Uses of cash in operating activities were primarily due to net operating losses and increases in accounts receivable for 1997, 1998 and 1999.

  Investing activities used cash of $1.8 million in 1997, $3.7 million in 1998 and $785,000 in 1999, due primarily to the purchase of capital equipment. In April 1999, we began leasing equipment through a $1.5 million

Master Lease Agreement with a lender. The Master Lease Agreement is accounted for as a capital lease and therefore the $1.1 million purchased through the Master Lease Agreement as of December 31, 1999 is reflected on our balance sheet.

  Financing activities provided cash of $36.7 million in 1997 and $16.3 million in 1998, primarily through the issuance of preferred stock, proceeds from an equipment loan in 1997 and 1998 and proceeds from the issuance of convertible subordinated notes and proceeds from a revolving line of credit in 1998. Financing activities provided cash totaling $36.6 million in 1999, due primarily to the issuance of a subordinated loan and the issuance of preferred stock.

  As of December 31, 1999, our principal commitments consisted of obligations under a revolving line of credit, equipment facility loans, an irrevocable letter of credit, obligations under the Master Lease Agreement and a subordinated loan and security agreement. As of December 31, 1999, we had $6.5 million in outstanding borrowings which are payable through 2002. Our revolving line of credit provides for borrowing of up to $10.0 million based on 60% of eligible accounts receivable. Borrowings under this line of credit accrue interest, payable monthly, at 0.10% above prime rate. As of December 31, 1999, we had no borrowings against this line of credit. Borrowings are secured by substantially all of our assets, and certain agreements also require us to comply with certain financial covenants. See Notes 3 and 4 of Notes to Consolidated Financial Statements.

  Deferred revenue consists primarily of the unrecognized portion of license and maintenance sales contracts. Our deferred revenue balance or changes therein may not be indicative of our total backlog or changes in the ordering patterns of our customers. Capital expenditures were primarily for computer workstations used for product development, product demonstrations and customer support.

  Because of our revenue recognition policy, we calculate accounts receivable days sales outstanding ("DSO") as the ratio of the quarter-end accounts receivable to the sum of quarterly revenue and the net change in quarter-end current deferred revenue, multiplied by 90. We believe this calculation is appropriate because license fees are typically billable regardless of whether revenue has been recognized or deferred. Under this method, DSO was 102 days as of December 31, 1999. Since the terms of certain of our sales agreements spread our billings over the applicable project implementation cycle and our sales activity is concentrated at the end of each quarter, we anticipate that our DSO will continue to be substantial in future periods. Although our DSO calculation may not be comparable to other similarly titled information from other companies, we believe that it is an additional meaningful measure of liquidity.

  We believe that the net proceeds from this offering, together with our current cash balances and the cash flows generated by operations and tax refunds, if any, will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through public or private equity financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interests.

  A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of such businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

Year 2000 Readiness

  The year 2000 issue refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. We have defined year 2000 compliant with regard to our products as follows: our software products, when used in accordance with their associated documentation, will be capable upon installation of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, provided that all other products (e.g., hardware, software and firmware) used in combination with our software products properly exchange date data with them. We believe that our current product is year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software (including third party applications) used with or in the host machine or our product are year 2000 compliant. However, we have not exhaustively tested our product for year 2000 compliance. To date, we have not received any reports from our customers of year 2000 compliance problems with our product. Although January 1, 2000 is past, it is possible that problems have gone undetected, or that other dates in the year 2000, such as February 29, 2000, may further affect computer software and systems. We expect to continue to respond to customer questions about year 2000 compliance of our product. We have inquired of the vendors whose technology is included within our products as to the year 2000 compliance of their technology and have received various assurances. Despite testing by us and current and potential customers, and assurances from developers of product incorporated into our product, our product may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our product could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could seriously harm our business.

  Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we believe there may be lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it. Congress has passed a law that is intended to limit liability for some failures to achieve year 2000 compliance. There can be no assurance that this bill will provide us with any protection.

  We have completed an assessment of our material internal information and non-information technology systems, all or substantially all of which are provided by third party vendors. To the extent that we are not able to test the technology provided by third party vendors, we have sought assurances from these vendors that their systems are year 2000 compliant and have received various responses. We are not currently aware of any material operational issues or costs associated with conforming our internal information technology and non-information technology systems for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems. To date, there has been no material adverse effect on our business due to potential year 2000 problems. We have funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We may incur additional costs related to the year 2000 issues for administrative personnel to manage these issues. In addition, we may experience material problems and costs with year 2000 compliance that could seriously harm our business, but as of the date of this prospectus, we have not experienced any material problems or costs. We do not have a contingency plan to address situations that may result if our critical operations are not year 2000 ready, and we do not anticipate the need to do so. The cost of developing and implementing the plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, including utility or transportation company year 2000 compliance failure interruptions. Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include: claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and our inability to operate our business.

  See "Risk Factors--We may be subject to claims related to year 2000 issues, and year 2000 problems could adversely affect our revenue."

Qualitative and Quantitative Disclosures about Market Risk

  Given that we market our products both in the United States and in foreign countries, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we believe that there is no material interest rate risk exposure. Therefore, no quantitative tabular disclosures are required.

Recent Accounting Pronouncements

  In December 1998, the Accounting Standards Executive Committee, the governing body of the AICPA, issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple-element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently, recognized in accordance with SOP 97-2. We adopted SOP 98-9 on January 1, 2000, and do not expect such adoption to have a material effect on our consolidated financial position or results of operations.

                                    BUSINESS

Overview

  We are a leading provider of e-business infrastructure software to enable the integration and automation of business processes within enterprises and among trading partners using the Internet. Our products help traditional and emerging businesses to leverage the Internet as a platform to increase productivity, improve responsiveness to customer demands and enhance overall competitiveness.

  Our products are based on a modular architecture that scales to meet the requirements of large enterprises, and combines standard Internet technologies with proprietary innovations. We offer a suite of tools that customers can use to build comprehensive e-business integration solutions, as well as extend and customize CrossWorlds' pre-built components. In order to accelerate time to market and leverage industry best practices, our customers can utilize CrossWorlds' pre-built connectivity to leading applications and pre-built process automation components for common e-business and enterprise processes.

  We sell and market our products primarily through a direct sales force which targets global companies in selected high-potential vertical markets such as technology, industrial manufacturing, process manufacturing and telecommunications. Additionally, we leverage our relationships with IBM, SAP, global systems integrators and software providers to sell and implement our products in these and other markets. Our customers include industry-leading companies such as Applied Materials, Caterpillar/Solar Turbines, Delphi Automotive, DuPont, Ingersoll-Rand, Nortel Networks, Siemens and U S WEST.

Industry Background

 The Need for Collaborative Business Strategies

  In recent years, many large companies have faced an increasingly competitive business environment. This competitive environment has been exacerbated by such factors as deregulation, mergers and acquisitions, and the increasing adoption of e-business strategies. In response to this changing environment, many companies have begun to fundamentally realign their operations to increase efficiency and become more responsive to customer and market demands.

  In pursuit of these goals, many companies are implementing collaborative e-business strategies. Examples of these strategies include the use of Internet-based marketplaces and trading exchanges; collaborative supply and demand planning among trading partners; outsourcing of customer service and manufacturing activities to third parties; and inventory management across multiple company divisions and distribution channels.

  Efforts to implement collaborative business strategies within and beyond enterprises, however, have been constrained by various information technology and business issues, including the following:

  . Companies have traditionally been managed on a functional "silo" basis with minimal coordination between functions such as procurement, manufacturing, sales, logistics and administration;

  . Companies have adopted disparate packaged and custom enterprise applications to automate each business function, including enterprise resource planning applications from vendors such as SAP and Oracle Corporation, customer relationship management applications from vendors such as Siebel Systems, Inc. and Clarify Inc., supply chain management applications from vendors such as i2 Technologies, Manugistics Group, Inc. and Numetrix, a J.D. Edwards Company, e-business applications from vendors such as SAP, Ariba, Inc. and BroadVision, Inc., and industry-specific applications from vendors such as Portal Software Inc. and MetaSolv Software, Inc.;

  . Business processes typically span multiple functions and applications, requiring a significant level of integration within the enterprise;

  . Extending supply chain and outsourced business processes outside the enterprise requires integration and coordination among trading partners and their applications; and

  . Technological incompatibilities and functional differences among disparate applications make it difficult for many of these enterprise systems to inter-operate in real time and to allow integration over the Internet.

  For example, a seemingly simple task such as receiving and fulfilling a customer's order over the Internet may require interaction among the e-business, order management, manufacturing, logistics and accounting systems within one company and the customer service, manufacturing and accounting systems of multiple trading partners, each of which utilizes its own enterprise applications. The total dollar value of such business-to-business transactions over the Internet is expected to grow to $1.3 trillion by 2003, according to Forrester Research.

  As a result, most large organizations face significant integration challenges and need a flexible e-business infrastructure that automates cross-functional and Internet-based business processes while leveraging investments made in enterprise applications. The Yankee Group estimates that approximately 35% to 40% of total corporate information technology spending is now consumed by system integration costs. This spending includes the cost of integration both within the enterprise and among trading partners over the Internet.

 Current Business Integration Market

  Business integration solutions have traditionally been provided by numerous parties, including systems integrators, other information technology service providers, information technology departments within companies and software vendors. The market for e-business software excluding related services, according to Forrester Research, will grow from $121.0 million in 1997 to $3.8 billion in 2002. According to International Data Corporation Research, the worldwide systems integration services market will grow from $41.0 billion in 1996 to $90.0 billion by 2003. The related market for data integration tools and enterprise application integration software, according to the Yankee Group, will grow from $1.6 billion in 1998 to $5.0 billion in 2001. The Yankee Group defines enterprise application integration software as software products that integrate business applications both within an enterprise and, to a lesser extent, among trading partners.

  To date, the business integration software market has been comprised of three segments:

  . Messaging-Oriented Middleware is the underlying software that manages the movement of simple messages between applications. In general, such products have provided an infrastructure for application integration projects but have offered limited functionality to support business logic, the set of rules that support business processes by defining how, when and in what form data is transmitted between applications. Companies offering products in this segment include IBM, TIBCO Software, Inc. and BEA, among others.

  . Enterprise Application Integration Tools are designed to allow information technology professionals to more rapidly build customized links between pairs of applications, also known in the industry as point-to-point integration. Development tools, in their simplest form, enable users to convert data from one application into a format that is readable by another application. The more sophisticated products enable the developer to model and program more complex application connections that utilize business logic. Companies offering products in this segment include Active Software Inc., New Era of Networks Inc. and Mercator Software (formerly TSI Software International), among others.

  . Electronic Data Interchange is software that uses industry-specific formats to enable point-to-point electronic links for the purpose of transmitting business documents periodically. Companies offering products in this segment include Sterling Commerce and Harbinger, among others.

  . Extensible Markup Language (XML) Tools enable companies to build integration solutions based on the exchange of XML-formatted documents, representing an alternative to EDI. These solutions typically do not address the integration requirements of applications within the enterprise--a capability we believe to be critical to the enablement of e-business strategies. Companies offering products in this segment include OnDisplay, Inc. and webMethods, Inc., among others.


 Shortcomings of Common Business Integration Approaches

  While the adoption of these products has driven substantial growth in the business integration software market, we believe these products have fallen short of providing a complete business integration solution in a number of respects:

  . Inability to Support e-Business. Many current business integration products lack support for standard Internet data formats and communication protocols. In addition, most solutions are not able to support complex, Internet-based processes between trading partners.

  . Lack of Sophisticated Business Process Support. Many tools-based or electronic data interchange solutions support the transmission of data or business documents rather than automating business processes between applications and enterprises. In addition, many products do not provide pre-built support for the most common business process integration requirements to accelerate time-to-market.

  . Lack of Pre-built Application Connectivity. Many business integration solutions do not provide pre-built connectivity to the market's leading packaged e-business and enterprise applications. With such incomplete solutions, companies find it difficult to leverage their existing information technology infrastructure as they pursue e-business strategies.

  . Architectural Inflexibility. Most custom connections provide simple point-to-point interfaces that cannot be easily applied to similar situations and require significant modifications or full-scale reprogramming when adding additional trading partners or applications. In addition, many business integration products are based on out-dated technologies or do not provide a unified integration architecture.

 New Approaches for Business Integration

  We believe that a large opportunity exists for software vendors to address these limitations by providing software solutions that:

  . provide an e-business infrastructure for the integration and automation of end-to-end business processes both within the enterprise and among trading partners over the Internet;

  . provide an open platform to support the scaleability and manageability requirements of large enterprises;

  . leverage the functionality of leading enterprise application packages;
    and

  . operate in a variety of technical environments including those comprised of custom and legacy applications, leading packaged applications, various operating systems and the Internet.

  Such a comprehensive business integration solution would improve operating efficiencies, enable organizations to adapt rapidly to changes in business and information technology requirements and allow companies to more fully capture the benefits of e-business.

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

The CrossWorlds Solution

  Our e-business infrastructure software enables the integration and automation of business processes within enterprises and among trading partners over the Internet. We offer a suite of integration products including development and management tools, connectivity to leading e-business and enterprise application packages and pre-built modules for the most common business integration requirements.

  Our products are characterized by the following five elements:

 Flexible e-Business Infrastructure

  We believe our products provide a strong foundation for e-business between companies and their trading partners. We support a number of the leading packaged e-business applications and development platforms. Our architecture also supports standard e-business and Internet data formats and communication protocols. When combined with our application integration and business process automation products, customers are able to quickly deploy e-business solutions that leverage their existing information technology infrastructures.

 Real-time Business Process Automation

  We believe our business process level integration solutions enable customers to accelerate their e-business initiatives by integrating disparate enterprise applications and automating their underlying business processes. While many application integration and e-business solutions focus primarily on transferring data between applications, our solution allows companies to automate business processes that span applications thereby eliminating process redundancies and data inconsistencies between applications. We offer both a robust process modeling toolset for building custom business process integration solutions as well as pre-built business process integration modules that leverage our knowledge of industry best practices to automate the most common integration requirements in our target markets.

 Deep Packaged Application Integration

  We offer pre-built connectivity products for many of the leading packaged e-business and enterprise applications. These connectivity products leverage and complement the standard interfaces provided by each application vendor. Where required, we offer version specific connectivity products to accommodate functional and technological changes in these standard interfaces. In some cases, we have created additional tools to facilitate the use of standard interfaces provided by various application vendors. This allows customers to migrate between existing and new application releases with minimal changes to their integration solution, thereby reducing their long term cost of integration.

 Extensive Custom and Legacy Application Integration

  We offer a suite of tools that enable customers to extend their integration solutions to include custom and legacy applications. Our tools automate common integration development tasks such as data transformation, data cross-referencing and communications between applications and the CrossWorlds environment. To accelerate development efforts, we also provide pre-built connectivity to many common technology environments.

 Scalable Integration Architecture

  Our Java-based, enterprise class architecture provides a modular application integration environment that is both highly flexible and scalable. Our architecture supports all relevant Internet and technology standards and can be easily extended to support new standards as they emerge. This architecture has been designed to allow customers to quickly adapt to changes in business and information technology environments, including the addition of new applications or trading partners. We have been granted a patent on key elements of our technology and have additional patents pending on other portions of our architecture.

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

Strategy

  Our objective is to establish and maintain a market leadership position in the e-business infrastructure software market. To this end, our strategy includes the following key elements:

 Provide Comprehensive e-Business Solutions

  As enterprises increasingly conduct business over the Internet, they will face a growing number of integration challenges. To address these challenges, we intend to enhance our current e-business product offering by developing Internet-based business process integration modules and adding packaged connectivity for additional leading e-business applications such as those used for web-based procurement and web-based order management. In addition, we intend to continue to enhance our architecture by providing additional security and by supporting emerging Internet standards.

 Expand Business Process Automation and Application Integration Solutions

  We believe that the breadth and depth of our business process automation and application integration solutions are a primary competitive differentiator in our target markets. Within a unified architecture, our solution addresses a broad range of integration requirements faced by global enterprises, thereby allowing them to simplify their overall informational technology infrastructure. We plan to add connectivity for additional packaged applications and technology environments as well as to expand our set of pre-built business process integration modules.

 Maintain and Extend Technology Leadership

  Our Java-based, open architecture leverages industry leading messaging middleware and proprietary innovations, providing an extensible, high-performance e-business infrastructure. We intend to continue to improve this technology platform to ensure that our solutions scale to meet the demanding requirements of large enterprises. We have been granted a patent on key elements of our technology and have additional patents pending on other portions of our architecture.

 Penetrate High-Potential Vertical Markets

  We believe that sales to global companies in selected vertical markets such as technology, industrial manufacturing, process manufacturing and telecommunications represent the greatest growth opportunities for us in the near term. Many companies in these industries have made significant investments in packaged and custom applications and are pursuing collaborative business strategies that require the integration of these applications both internally and with trading partners over the Internet. We have developed significant functionality to address the integration and e-business requirements of these industries and will continue to expand these offerings. We intend to target additional vertical markets in the future where our solution can provide significant strategic benefit.

 Leverage Strategic Partnerships

  We intend to continue to develop and extend our strategic partnerships to promote adoption of our e-business infrastructure solutions. We believe that these strategic partnerships are a competitive advantage. Our partnerships with enterprise application and other technology vendors and systems integrators provide sales and marketing leverage and access to required technology and expertise. A number of our partners have also made equity investments in CrossWorlds. Currently, our most significant strategic partners are:

     IBM. CrossWorlds and IBM have a strategic relationship focused on joint sales and marketing of a combined product offering. As part of the agreement, CrossWorlds and IBM have also established a Joint Design Council to identify areas of potential development cooperation such as joint product development and technology transfer, and to accelerate the development of IBM's MQSeries-based enterprise application integration solutions. In addition, CrossWorlds has agreed to incorporate additional technology from IBM as part of CrossWorlds' infrastructure. We plan to expand our relationship to include a sales, marketing and implementation partnership with IBM Global Services, IBM's systems integration organization.

     SAP. SAP made equity investments in CrossWorlds in 1997 and 1999. SAP and CrossWorlds have committed resources towards joint development, marketing and sales. CrossWorlds supports SAP's Business Framework architecture and is a certified partner in SAP's Complementary Software Program. SAP has certified the CrossWorlds Connector for R/3 for the SAP Business Application Programming Interface (BAPI). An executive from SAP sits on CrossWorlds' technical advisory board. We have recently expanded our partnership efforts to include cooperative sales efforts surrounding SAP's B2B Procurement and mySAP.com product lines.

     Global Systems Integrators. We have established relationships with several other global systems integrators including Cap Gemini, CSC, Deloitte Consulting, EDS, Ernst & Young and PricewaterhouseCoopers. These partners provide implementation support and sales and marketing leverage and, in some cases, leverage their industry expertise to build extensions to the CrossWorlds product line. We intend to invest in further developing our relationships with systems integrators. We believe this investment is a crucial component of our overall strategy to migrate to a business model that is more heavily weighted toward software licenses.

Products and Technology

  CrossWorlds' e-business infrastructure products include business process integration software and application connectivity components. These products are supported by a robust architecture and toolset that can be used to develop and deploy customized solutions. The table below provides a summary view of our product offerings.

                       e-Business Infrastructure Products

                Product                               Description
 -------------------------------------- --------------------------------------

 Business Process Integration Products  Business process integration toolset
                                        .CrossWorlds Process Designer
                                        Pre-built business process integration
                                        modules
                                        .CrossWorlds eBusiness
                                        .CrossWorlds Customer Interaction
                                        .CrossWorlds Enterprise
                                        Pre-built application connectivity
 Application Integration Products       solutions
                                        .CrossWorlds Application Connectors
                                        .CrossWorlds Technology Connectors
                                        Custom and legacy application
                                        integration toolset
                                        .CrossWorlds Connector Development Kit
                                        .CrossWorlds Map Designer
                                        .CrossWorlds Relationship Designer
 Infrastructure Products                .CrossWorlds InterChange Server
                                        .CrossWorlds System Manager

  Initial software license orders from end-user customers have ranged from approximately $150,000 to $5 million. A typical installation would include one or more InterChange Servers, and a set of pre-built business process integration modules and connectors that support a customer's specific requirements. We also provide software maintenance and support, training and associated implementation services. When these services are included, initial total sales to end-user customers have ranged from $250,000 to over $5 million. In some cases, customers have licensed additional software or purchased additional consulting services as their use of our products has expanded.

Business Process Integration Products

  Our business process integration solution is comprised of pre-built modules and related tools that together enable business process integration both within the enterprise and among trading partners over the Internet. Our solution allows customers to:

  . extend the functionality of individual applications, thereby enabling additional e-business capabilities;

  . reconcile differences and redundancies in the information managed by disparate applications; and

  . provide access to information not usually available to the user of a single application.

  The foundation for our business process integration solution is our Common Object Model. All business processes within our system operate using a data model that is designed to be independent of the way any specific application represents its data. This Common Object Model is a superset of the models employed by the most widely deployed packaged enterprise applications. We believe that the use of a Common Object Model provides a significant advantage over other integration approaches because it isolates the business process from changes in the participating applications, thereby reducing the maintenance effort typically associated with integration.

 Business Process Integration Toolset

  Business process integration modules are created and extended using the CrossWorlds Process Designer suite of tools. The CrossWorlds Process Designer is a standards-based tool for creating CrossWorlds Common Objects, designing business process flows and automatically generating the underlying Java programming code to operate on the CrossWorlds InterChange Server. Process components are presented to the user visually, and are defined and configured through the Process Designer's graphical user interface. This greatly simplifies the development effort and provides the user with a flexible and powerful customization environment.

 Pre-Built Business Process Integration Modules

  In addition to using the Process Designer to create their own business process integration modules, customers can leverage a number of pre-built components from CrossWorlds that integrate many of the common business processes required for e-business and other enterprise business functions. These pre-built components leverage our Common Object Model, allowing multiple processes to be combined into solutions that address complex requirements. CrossWorlds' pre-built process integration modules are grouped into three product lines that are detailed in the following three tables.

  CrossWorlds eBusiness. Our eBusiness product line includes business process integration modules for integrating e-business applications and enabling companies to collaborate with their trading partners over the Internet. CrossWorlds eBusiness is designed to allow enterprises to rapidly implement e-business solutions that leverage their existing information technology investments. CrossWorlds eBusiness also partially leverages available process integration modules from other product lines.

                             CrossWorlds eBusiness

             Module                               Description
 ------------------------------- ---------------------------------------------


 CrossWorlds eSales              Integrates the various applications involved
                                 in the Internet-based sales and ordering
                                 process, creating a seamless environment for
                                 creating, processing, tracking and fulfilling
                                 sales orders

 CrossWorlds eProcurement        Integrates self-service procurement
                                 applications with back-office financial and
                                 inventory systems

 CrossWorlds eCustomer Service   Provides self-service information to
                                 customers and suppliers by integrating
                                 Internet-based customer relationship
                                 management applications and back-office
                                 systems

 CrossWorlds Demand Planning     Integrates forecasting applications with
                                 operational systems to enable effective
                                 demand planning within the enterprise and to
                                 support a forecasting process spanning
                                 multiple trading partners

 CrossWorlds Supply Planning     Enables effective planning in batch and real-
                                 time modes by integrating supply planning
                                 applications with operational systems within
                                 the enterprise and at trading partners

  CrossWorlds Customer Interaction. Our Customer Interaction product line includes the business process integration modules that link customer relationship management (sales force automation and customer service), order management, billing and enterprise resource planning applications. These products enable our customers to provide their sales and customer service staffs with real time access to enterprise information thereby improving customer service effectiveness and enhancing sales efficiency.

                        CrossWorlds Customer Interaction

             Module                               Description
 ------------------------------- ---------------------------------------------


 CrossWorlds Sales Processing    Allows companies to seamlessly integrate
                                 sales management applications with order
                                 management and other back-end systems

 CrossWorlds Service and Support Enables improved customer service by integrating customer relationship management applications with back-end systems to provide customer service representatives with up-to-date customer, billing, purchase, product and pricing information

  CrossWorlds Enterprise. Our Enterprise product line includes business process integration modules that synchronize information about key corporate assets such as customers, products, inventory and employees. This enables companies to maintain a single, consistent and up-to-date view of information that is often duplicated across multiple systems, and simplifies the task of exchanging data among trading partners.

                             CrossWorlds Enterprise

             Module                               Description
 ------------------------------- --------------------------------------------


 CrossWorlds Human Resources     Synchronizes relevant human resources
                                 information such as employee master files,
                                 departmental structures and payroll
                                 information across multiple human resources
                                 applications and with multiple enterprise
                                 resource planning applications

 CrossWorlds Procurement         Enables an enterprise to synchronize product
                                 and vendor databases and generate purchase
                                 requisitions and orders among multiple
                                 procurement and financial applications

 CrossWorlds Inventory           Synchronizes and tracks inventory movements
  Management                     between inventory management and order
                                 fulfillment applications, providing a
                                 consistent view of distributed inventory
                                 across multiple plants and disparate
                                 applications

 CrossWorlds Financial           Integrates various functional applications
  Transactions                   with financial applications by posting
                                 accounts receivable, accounts payable and
                                 general ledger transactions

Application Integration Products

  CrossWorlds' application integration products include pre-built connectivity for many of the leading packaged applications and common technology platforms as well as a toolkit for building connectivity to custom and legacy applications.

  Many of our connectors are targeted at specific versions of enterprise applications and are maintained and upgraded by CrossWorlds to support new functionality and interfaces as they are released by application vendors. CrossWorlds also maintains a library of application and technology connectivity solutions for less common environments, some of which are included in the listings below. This connector library can be leveraged by CrossWorlds implementation staff, customers and our systems integrator partners to more rapidly build new connectors on site.

 Pre-built Application Connectivity Solutions

  CrossWorlds Application Connectors. Our Application Connectors are designed to understand the means by which a packaged application communicates with its external environment via published interfaces or other import/export methods. Our Application Connectors have the ability to monitor the events occurring within an application and make them available to the CrossWorlds environment in real-time. Many of our Application Connectors also include pre-built components that support the most common business integration scenarios, enabling our customers to deploy e-business infrastructure solutions more rapidly. In most cases we support multiple releases of the supported applications to allow our customers to more easily upgrade their packaged applications and related integration solutions.


  CrossWorlds Application Connectors are available for a number of the leading e-business and enterprise applications used by manufacturing and telecommunications companies, including those offered by Baan Company N.V., BroadVision, Clarify, J.D. Edwards & Company, Kenan Systems, a subsidiary of Lucent Technologies, Inc., Manugistics, MetaSolv, Numetrix, Oracle, PeopleSoft Inc., Portal, SAP, including SAP R/3, and SAP B2B Procurement, Siebel, Trilogy Software, Inc. and Vantive, a subsidiary of PeopleSoft. We intend to add connectors for additional packaged applications focusing initially on emerging e-business applications and applications utilized by the telecommunications industry.

  CrossWorlds Technology Connectors. We also provide Technology Connectors to leading enterprise and e-business technology environments to allow integration with legacy applications and applications which lack well-defined interfaces. This is accomplished by using widely adopted, standard technologies such as ODBC, JDBC, HTML, CORBA, XML, EDI, CICS, IBM MQSI and Oracle RDBMS.

 Custom and Legacy Application Integration Toolset

  Three tools are used to build connectivity solutions involving custom and legacy applications.

  CrossWorlds Connector Development Kit. The CrossWorlds Connector Development Kit (CDK) can be used to build connectors to custom applications and extend the connectivity provided by our pre-built connectors. The CDK provides a uniform framework for connector development, allowing customers to reuse previously built components. The combination of our Technology Connectors and the CDK enables us to offer connectivity to the most common environments while minimizing the amount of programming our customers need to perform.

  CrossWorlds Map Designer. The CrossWorlds Map Designer is used to build and extend transformation maps that convert data from application specific formats into the CrossWorlds Common Object Model. The Map Designer is a visual tool and is tightly integrated with the CrossWorlds environment to support high volumes of transformations.

  CrossWorlds Relationship Designer. The CrossWorlds Relationship Designer maintains references between integrated data that resides in disparate applications. Using a graphical user interface, the Relationship Designer enables the definition of cross-reference relationships between applications necessary for simultaneously synchronizing data across multiple applications.

Infrastructure Products

  CrossWorlds process automation and application integration solutions are deployed on the CrossWorlds InterChange Server, a Java-based, enterprise-class software product that scales to meet the requirements of global organizations and trading networks with large volumes of mission-critical transactions.

  We believe that CrossWorlds' infrastructure products exhibit the key characteristics of enterprise class software solutions:

  Modern Technology Infrastructure. The CrossWorlds InterChange Server utilizes a combination of proprietary technologies and industry-standard messaging middleware from IBM. The InterChange Server is a modular, Java-based infrastructure that allows us to leverage new technologies and industry standards as they emerge. It supports the most widely-accepted operating system standards, including Microsoft Windows NT and the Sun Solaris version of UNIX, although the InterChange Server can interoperate with applications based on all common operating systems. We have been granted a patent on key elements of our architecture.

  eBusiness Foundation. CrossWorlds' open platform supports a variety of Internet standards including XML, RosettaNet, HTML, HTTP, ftp, and EDI. The CrossWorlds InterChange Server provides interfaces for multiple data formats and supports communications over multiple protocols, and is engineered to allow us to rapidly add support for new and emerging e-business standards. Integrated security ensures the integrity and confidentiality of exchanges between trading partners.

  Enterprise Scalability. Our e-business infrastructure is designed to scale to meet the needs of organizations with multiple packaged and custom applications. The CrossWorlds InterChange Server is multi-threaded and capable of executing multiple business processes simultaneously in a distributed environment. Our modular architecture gives customers flexibility in deploying our solution, and allows them to improve performance of individual components to maximize scalability in the overall solution.

  Manageability. We provide a distributed system management capability in the form of the CrossWorlds System Manager. The CrossWorlds System Manager is highly visual and tightly integrated with the CrossWorlds InterChange Server enabling users to monitor and control the execution of our business process integration modules and connectivity solutions from a centralized user interface.

  Adaptability. We provide an effective method of separating the functionality of our process integration modules and connectors. This separation provides multiple benefits to corporations implementing CrossWorlds' products. These benefits include the ability to mix and match business process integration modules and connectors, enabling greater adaptability to constantly changing business requirements.

Customers and Markets

  We have targeted and licensed our software to large global organizations in four industries: technology, industrial manufacturing, process manufacturing and telecommunications. In addition, customers in other vertical markets have licensed our software to support specific functional integration projects. For our four targeted industries, we have developed vertical market initiatives to increase our market penetration, including:

  . industry-specific product development;

  . support for industry-specific applications;

  . dedicated sales and pre-sales teams; and

  . focused marketing initiatives.

  A representative list of our customers includes:

             Technology                            Telecommunications
-------------------------------------     -------------------------------------


 . Applied Materials                       . Avantel S.A./MCIWorldCom
 . Nortel Networks                         . Axtel
 . Royal Philips N.V.                      . Carrier Pro Services
 . Siemens                                 . Citykom Munster GmbH

                                          . CodeNet
      Industrial Manufacturing            . EWE TEL AG
-------------------------------------     . Excel Communications, Inc.

                                          . Orange Plc.
 . Andersen Corporation                    . Orbitel
 . Caterpillar/Solar Turbines              . U S WEST
 . Delphi Automotive

 . Ingersoll-Rand                                    Other Industries
 . 3M                                      -------------------------------------
 . Vorwerk AG

 . Whirlpool Corporation                   . EnBW International GmbH
                                            (Utilities)

        Process Manufacturing             . LodgeNet Entertainment Corporation
-------------------------------------       (Entertainment)

                                          . Neoforma.com, Inc. (Health Care)
 . DuPont                                  . Premier, Inc. (Health Care)
 . Farmland Industries
 . Hercules, Inc.
 . Roche Group

Customer Case Studies

  Customer: Neoforma.com (healthcare e-business network provider)

  Problem: Neoforma.com is building an online healthcare marketplace over the Internet that will serve as a global network to bring together healthcare providers and medical suppliers to exchange information and buy and sell medical products, supplies and equipment. To accomplish this, Neoforma.com is integrating mySAP.com Marketplace with its internal applications and plans to integrate its online marketplace with the exchange participants' order management and purchasing applications. The integration solution should manage the diversity of packaged, custom and legacy applications from each buyer and seller.

  Solution: Neoforma.com is implementing CrossWorlds as the core integration solution to provide healthcare providers and suppliers a conduit to connect with the mySAP.com Marketplace. CrossWorlds eBusiness will be used to automate the exchange by capturing order information from healthcare providers and product information from medical suppliers and formatting it for the mySAP.com Marketplace. CrossWorlds will standardize and maintain the core business logic and master data definitions involved in the transactions such as item, master customer, master vendor, master orders, account status and inventory level. This standardization ensures consistent, accurate exchange of information and facilitates the buying and selling of medical products, supplies and equipment. Neoforma.com will also use CrossWorlds to integrate mySAP.com and Neoforma.com's internal ERP system.

  Customer: Delphi Automotive (automotive technologies, systems and components)

  Problem: Delphi needed a standardized integration solution that could tie together numerous packaged, legacy and custom applications and support the company's complex business processes. These applications operate within multiple business units, and Delphi wanted a solution that would improve the efficiency of data sharing across the company. Delphi currently has a large SAP ERP implementation along with a myriad of custom and legacy applications that manage production, purchasing and fulfillment.

  Solution: Delphi is implementing CrossWorlds to integrate the company's complex application environment across the enterprise. From CrossWorlds, Delphi purchased the SAP and multiple technical Connectors, the InterChange Server, development toolset and multiple pre-built business process modules to integrate key information and automate the processes across business units.

  Customer: U S WEST (telecommunications service provider)

  Problem: U S WEST !NTERPRISE, U S WEST's data networking and new product development division, needed to integrate the common business processes for customer relationship management, order history and service contracts across their three mission-critical customer service and back office applications.

  Solution: U S WEST implemented CrossWorlds Customer Interaction solution to enable a bi-directional flow of information between these applications, ensuring a consistent and accurate picture of its customers, products and contracts. As a part of U S WEST's new systems architecture, CrossWorlds' solution helped U S WEST achieve a five-fold increase in the number of quotes for contracts and renewals processed within the first month of implementation. U S WEST estimates they have achieved a 35% cost savings in this first phase of the CrossWorlds implementation, simply because of the ease of making changes to customer contracts.

Partners

 Strategic Partners

  An important element of our overall strategy is to continue to enhance and expand our strategic partnerships with key industry leaders in order to increase market awareness and acceptance of our integration applications. These relationships include a variety of joint development, cooperative sales and marketing efforts that are significantly more in-depth than the relationships we have with other partners. For more detailed information on these strategic partners, see "--Strategy--Leverage Strategic Partnerships." Our strategic partners include:

        Strategic Partner                   Description of Partner
 ------------------------------- -------------------------------------------


 IBM IBM is a provider of information technology products and services.


 SAP AG                          SAP is a provider of inter-enterprise
                                 software solutions.

 Strategic Investors

  In addition to SAP, we have received equity investments of at least $1 million from a variety of leading companies in the technology industry. Some of these investors also provide marketing and sales leverage. Strategic investors include:

           Strategic Investor                   Description of Investor
 -------------------------------------- --------------------------------------


 Axon Solutions                         Axon is a United Kingdom-based systems
                                        integrator.


 Compaq Computer Corporation            Compaq is a supplier of computer
                                        equipment and related services.


 Industri-Matematik International Corp. IMI is a provider of order management
  (IMI)                                 applications for manufacturers and
                                        wholesale distributors.


 Intel Corporation                      Intel is a manufacturer of computer,
                                        networking and communications
                                        products.


 J.D. Edwards                           J.D. Edwards is a provider of
                                        enterprise resource planning
                                        applications.


 Manugistics                            Manugistics is a provider of supply
                                        chain planning and management
                                        applications.


 Omron Corporation                      Omron is a Japan-based supplier of
                                        industrial automation, service
                                        automation, healthcare automation and
                                        information processing.

 Application Partners

  We have established formal business relationship with a number of enterprise application software providers. These relationships typically include one or more of the following: technical cooperation, joint marketing, cooperative development and/or joint sales. CrossWorlds has access to each company's software and documentation. Our application partners include:

          Application Partner                   Description of Partner
 -------------------------------------- --------------------------------------


 Baan                                   Baan is a provider of enterprise
                                        resource planning applications.


 BroadVision                            BroadVision is a provider of
                                        electronic commerce applications.


 Clarify                                Clarify is a provider of customer
                                        relationship management applications.


 MetaSolv                               MetaSolv is a provider of operating
                                        support system applications for the
                                        telecommunications industry.


 Oracle                                 Oracle is a provider of enterprise
                                        resource planning applications.


 PeopleSoft/Vantive                     PeopleSoft is a provider of enterprise
                                        resource planning and customer
                                        relationship management applications.

 Portal                                 Portal is a supplier of customer
                                        relationship management and billing
                                        software for Internet service
                                        providers.


 Siebel                                 Siebel is a provider of customer
                                        relationship management applications.

  In addition, CrossWorlds provides connectivity solutions for products from other vendors with whom we have no formal relationship including those provided by Kenan, Mannesmann, Numetrix and Trilogy.

 Systems Integrators/Consulting Firms

  Systems integrators and consulting firms provide strategic sales, marketing and product development leverage. Partnerships with key systems integrator and consulting firms can help shorten the sales cycle for customer situations and enable sales representatives to make calls to higher level executives at potential prospects. In some instances, these partnerships also include joint product development efforts. In addition to our strategic partnerships with SAP and IBM listed above, our systems integrator and consulting firm partners include:

       Systems Integrator Partner             Description of Relationship
 -------------------------------------- --------------------------------------


 Cap Gemini                             Cap Gemini and CrossWorlds have a
                                        joint sales, implementation, marketing
                                        and development partnership focused on
                                        the telecommunications industry and
                                        the United Kingdom market. CrossWorlds
                                        and Cap Gemini have cooperatively
                                        developed a connectivity solution for
                                        the Portal application for this
                                        market. Cap Gemini has installed
                                        CrossWorlds' software in its solution
                                        centers.

 CSC                                    CSC Consulting and CrossWorlds have a
                                        joint sales and implementation
                                        partnership focused on large
                                        enterprises in the United States and
                                        Europe.


 Deloitte Consulting                    Deloitte Consulting and CrossWorlds
                                        have a joint sales, implementation and
                                        marketing partnership focused on the
                                        telecommunications and enterprise
                                        resource planning markets.

 EDS                                    EDS and CrossWorlds have a joint
                                        sales, implementation and marketing
                                        partnership focused on providing e-
                                        business integration solutions to
                                        selected vertical markets.


 Ernst & Young                          Ernst & Young and CrossWorlds have a
                                        joint sales, implementation, marketing
                                        and development partnership focused on
                                        selected vertical markets, including
                                        manufacturing and telecommunications.
                                        CrossWorlds and Ernst & Young have
                                        cooperatively developed a connectivity
                                        solution for the MetaSolv application
                                        for the telecommunications industry.
                                        An Ernst & Young executive is a member
                                        of our technical advisory board.

 PricewaterhouseCoopers                 PricewaterhouseCoopers and CrossWorlds
                                        have a joint sales, implementation and
                                        marketing partnership focused on
                                        providing e-business integration
                                        solutions for selected vertical
                                        markets. CrossWorlds is being bundled
                                        into selected PricewaterhouseCoopers'
                                        solution sets which include software
                                        and implementation services.

  In addition, CrossWorlds has worked cooperatively with other systems integrators and consulting firms including Andersen Consulting and Cambridge Technology Partners, although we have no formal partnerships with these companies.

Sales

  We sell our software primarily through our direct sales organization. As of December 31, 1999 our direct sales force consisted of 24 sales professionals located in offices in North America and Europe. We have domestic offices located in Burlingame, California; Los Angeles, California; Chicago, Illinois; Bethesda, Maryland; Newton, Massachusetts; Edina, Minnesota; Princeton, New Jersey; White Plains, New York; Charlotte, North Carolina; and Dallas, Texas. Our European headquarters is based in Munich, Germany and we have also established subsidiaries and local offices in France and the United Kingdom. Technical sales support is provided by 15 pre-sales representatives co-located in the corporate and field offices. The field sales force is complemented by four telebusiness staff based in our Burlingame, California headquarters and two telebusiness/marketing staff based in our Munich office.

  We deploy sales teams consisting of both sales and technical sales support professionals to create industry-specific proposals, presentations and demonstrations that address the specific requirements of the customer. The decision makers within CrossWorlds' prospective customers for the CrossWorlds products are their executive teams, frequently consisting of the Chief Information Officer, Chief Financial Officer and Chief Executive Officer. Our typical customer profile includes Fortune 1000 companies in technology, industrial manufacturing, process manufacturing and telecommunications, among other industries. While the sales cycle varies significantly from customer to customer for initial sales, the cycle has ranged to date from two to nine months.

Marketing

  Our marketing efforts are directed at establishing a market leadership position for our software in the e-business infrastructure software market. Targeted at information technology managers as well as Chief Information Officers, Chief Financial Officers and other senior executives within global Fortune 1000 companies, CrossWorlds' marketing programs are focused on creating awareness and generating interest in the CrossWorlds solution in order to increase sales. Our marketing plan includes the following critical elements:

  Brand Awareness/Public Relations. Increasing brand awareness is a key component of our marketing strategy. We believe that the building of the CrossWorlds brand has improved our sales effectiveness by providing access to higher level executives at target accounts and contributed to our ability to attract leading partners. In order to build brand awareness we engage in a wide range of public relations activities, including industry analyst relations, press releases, media relations and media tours.

  Lead Generation. We have developed lead-generation programs, including direct mail campaigns, seminar series and audioseminars, targeted at specific audiences and account profiles. In addition, we exhibit at selected trade shows and partner user group events with the goal of identifying prospective customers. These efforts are complemented by our own internal telebusiness organization, which provides support for lead-generation activities.

  Joint Marketing. We highly value our strategic partners and recognize how critical those relationships are to our success. We leverage these relationships by working jointly with application partners, technology partners and systems integrators to establish joint marketing programs. We have worked with our partners to execute a variety of marketing programs including trade shows and user groups, joint speaking opportunities, seminar tours, public relations and advertising campaigns. To date, we have executed joint marketing activities with Cambridge Technology Partners, Clarify, Compaq, Deloitte Consulting, Ernst & Young, IBM, MetaSolv, Oracle, PeopleSoft, Portal, PricewaterhouseCoopers, SAP and Siebel.

Customer Support, Implementation and Training

 Customer Support

  We have implemented a customer support strategy designed to ensure successful implementation and customer satisfaction. This multi-tiered approach includes on-line support via the Internet, toll-free telephone technical support and on-site support from our client services team when required. Our Internet service programs provide links to selected CrossWorlds systems, including product documentation, technical notes and a frequently asked questions database. Customers can directly check the status of their technical support requests over the Internet. Separately, a toll-free phone number provides customers with access to technical service professionals on a 24-hour a day, 7-day a week basis. Our staff also provides on-site support to resolve more complex issues, typically on a fee-for-service basis.

  We have an on-going initiative with a customer satisfaction research firm to measure the satisfaction level of each customer and help us identify, analyze and solve customer service problems.

 Client Services

  To install and configure our products, we maintain an internal client services implementation team with expertise at installing and configuring our products at client sites. While most implementations to date have been performed by our internal staff, our long term implementation strategy is to support the efforts of our third-party systems integrator partners with a small number of CrossWorlds' client services resources on each client project. We believe the presence of our client service staff has helped maintain the consistency and quality of our product implementation.

 Training

  We offer a wide range of training courses in the installation, configuration, customization and administration of CrossWorlds products. Typically, these courses are attended by the relevant members of a customer's information technology team. CrossWorlds also trains third-party implementation personnel on the installation, customization and configuration of CrossWorlds products. Training is available at CrossWorlds' training facility in Burlingame, California and at various locations around the world through a third-party training provider. In addition, customers and implementation partners can arrange for dedicated classes to be provided at their own facilities.

 Research and Development

  Since inception, we have made substantial investments in research and development. In addition, whenever practicable, we have also leveraged technology from leading third-party providers and cooperative development with systems integrator partners to reduce our own research and development expenditures. Through December 31, 1999, we have invested approximately $30.8 million in research and development.

  A high level of expenditure on research and development continues to be vital to our success due to:

  . the complexity of developing a comprehensive integration solution for e-business and the enterprise;

  . the need to support an increasing number of packaged enterprise applications, particularly in the e-business and telecommunications markets;

  . the ongoing expansion of the functionality in each of our product lines;
    and

  . the increasing functional depth of our industry solutions for manufacturing and telecommunications.

  Our research and development efforts are focused on the development of collaboration modules and connectivity solutions, the supporting infrastructure and tools, quality assurance and technical publications that support all facets of product usage. Our research and development staff are also engaged in the development of advanced technologies and the evaluation of emerging third-party products that can be leveraged in future releases of the product.

  As of December 31, 1999, there were 75 employees in our research and development organization, approximately half of which were dedicated to the development of collaboration modules and connectivity solutions, with the balance focused on infrastructure development, quality assurance, documentation and technical support.

   We have assembled a Technical Advisory Board, made up of senior executives from Compaq, McKinsey & Company, Ernst & Young and SAP, that provides feedback on existing product plans and guidance for future research and development activities.

Intellectual Property and Other Proprietary Rights

  We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have been granted one patent on certain aspects of our architecture and four U.S. patent applications relating to the architecture of our products pending. We cannot assure you that these applications will be approved, that any issued patents will protect our intellectual property or that they will not challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar or competing technology or design around any patents that may be issued to us. We also have five pending U.S. and international trademark applications.

  We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. In addition, we provide our products to end-users primarily pursuant to non-exclusive license agreements which impose restrictions on customers' ability to utilize the software. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Monitoring unauthorized use of our products is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, by us or our licensees from time to time in the ordinary course of business. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States and abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

Competition

  The market for our products is intensely competitive, and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. Our current competitors include a number of companies offering one or more solutions to the application integration problem, some of which are directly competitive with our products.

  To date, we have faced competition and some sales resistance from the internal information technology departments of potential customers that have developed or may develop in-house integration solutions that may substitute for those offered by us. We expect that these internal development initiatives will continue to be a principal source of competition for the foreseeable future. The competitive factors in this area require that we produce a product that conforms to the prospective customer's information technology standards, scales to meet the needs of large enterprises and costs less than their internal development efforts.

  A second source of competition results from systems integrators and other information technology service providers engaged to build customized integration solutions across multiple customer applications. The competitive factors in this area require that we demonstrate to our prospective customers, systems integrators and other service providers the cost savings, risk reduction and other advantages of an integration solution based on commercially-supported software.

  Our competitors also include a large number of software vendors targeting one or more segments of the business integration software market through various technological solutions. Most of the competitors offer components of a complete solution centered on such technologies as messaging and data transport, including BEA, Microsoft Corporation, and TIBCO and e-business and integration tools including Active Software, Extricity Software, Inc., Mercator Software, New Era of Networks, OnDisplay, Software Technologies Corporation, Vitria Technology Inc. and webMethods. Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources, significantly greater name recognition and a larger installed base of customers than CrossWorlds. In addition, many competitors have well-established relationships with current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than CrossWorlds.

  In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Potential competition could emerge from Hewlett-Packard, IBM, Microsoft and Oracle, among others. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share.

Employees

  As of December 31, 1999 CrossWorlds had a total of 202 employees, of which 178 were based in North America, including the United States and Canada, and 24 were based in Europe, principally in the United Kingdom and Germany. Of the total, 65 were engaged in sales and marketing, 75 were in product development and customer support, 40 were in implementation services and 22 were in finance, administration and operations. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

  Our principal administrative, sales, marketing, support and research and development facilities are located in approximately 40,000 square feet in Burlingame, California. The lease on this office space expires in April 2008. We currently lease other domestic sales and support offices in Los Angeles, California; Denver, Colorado; Westport, Connecticut; Chicago, Illinois; Bethesda, Maryland; Newton, Massachusetts; Ann Arbor, Michigan; Princeton, New Jersey; White Plains, New York; Charlotte, North Carolina; and Dallas, Texas. We also maintain international offices in leased facilities located in the United Kingdom, France and Germany. The German office also serves as our European headquarters.

                                   MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of CrossWorlds as of February 2, 2000 are as follows:

Name                     Age Position(s)
----                     --- -----------
Alfred J. Amoroso.......  49 Chief Executive Officer, President and Director
Katrina A. Garnett......  38 Founder and Chairman of the Board of Directors
Barton S. Foster .......  35 Senior Vice President, Marketing and Business Development
Prashant Gupta..........  39 Chief Technical Officer and Senior Vice President
Mark R. Kent............  40 Chief Financial Officer and Senior Vice President Finance
Arthur R. Matin.........  43 Senior Vice President, Worldwide Sales
James G. Rowley.........  34 Senior Vice President, Engineering
Terence J. Garnett......  42 Director
Frederick W. Gluck(1)...  64 Director
Andrew K.
 Ludwick(1)(2)..........  54 Director
Albert A."Rocky"
 Pimentel(2)............  44 Director
Colin F. Raymond(2).....  29 Director

---------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Alfred J. Amoroso has served as President, Chief Executive Officer and a director of CrossWorlds since October 1999. Mr. Amoroso served as General Manager of IBM Global Services Asia Pacific from May 1997 to October 1999. From 1993 to 1997, Mr. Amoroso held various other management positions at IBM, including General Manager of the Worldwide Insurance Business Unit, General Manager of the North American Insurance Business Unit and Vice President of the Insurance Consulting Practice. Prior to IBM, Mr. Amoroso held various positions at Price Waterhouse, now PricewaterhouseCoopers, from 1985 to 1993 including Lead Technology Partner and partner in charge of the Worldwide Insurance Consulting Practice. Prior to Price Waterhouse, Mr. Amoroso founded Computech Corporation, an information technology consulting and development firm, in 1977 and served as Chief Executive Officer. Computech was purchased by Price Waterhouse in 1985. Mr. Amoroso has a B.S. degree in Systems Engineering and a M.S. in Operations Research from the Polytechnic Institute of Brooklyn.

  Katrina A. Garnett founded CrossWorlds in April 1996, and has served as Chairman of CrossWorlds since October 1999 and a director since inception. In addition, Ms. Garnett served as President and Chief Executive Officer from inception until October 1999. Prior to founding CrossWorlds, Ms. Garnett served as Vice President and General Manager of the Distributed Objects and Connectivity Division at Sybase, Inc., a database software company, from October 1990 to April 1996. From 1986 to 1990, Ms. Garnett served in various technical management positions in the areas of workflow and workgroup applications at Oracle Corporation. Ms. Garnett has a B.S. degree in Industrial Engineering from State University of New York and an M.B.A. from Webster/IMEDE.

  Barton S. Foster has served as Senior Vice President, Marketing and Business Development for CrossWorlds since November 1998, and served as Vice President, Corporate Marketing from June 1998 to November 1998. Prior to CrossWorlds, Mr. Foster held management positions at Connect, Inc., an electronic commerce software company, where he served as Executive Vice President, Sales and Marketing and Vice President, Marketing and Business Development, from March 1996 to June 1998. From November 1993 to March 1996, Mr. Foster held various management positions at Oracle Corporation, including Vice President Applications and Industry Marketing, and Senior Director Applications and Industry Marketing. Mr. Foster holds a B.A. degree from Stanford University and an M.B.A. degree from Harvard University Graduate School of Business Administration.

  Prashant Gupta has served as Chief Technology Officer at CrossWorlds since April 1996. Prior to joining CrossWorlds, Mr. Gupta served as Chief Architect at Illustra/Informix from October 1995 until April 1996. From July 1992 to October 1995, Mr. Gupta held a variety of positions at Sybase, Inc. where he served as the chief technical architect for several key middleware and connectivity programs. Mr. Gupta holds a B.S. degree with honors in electrical and computer engineering from BITS, Pilani, in India. In addition, Mr. Gupta is a director and consultant to several private companies.

  Mark R. Kent has served as Senior Vice President Finance and Chief Financial Officer for CrossWorlds since March 1999. Prior to CrossWorlds, Mr. Kent held financial management positions at LSI Logic Corporation, a supplier of semiconductors, where he served as Treasurer from November 1997 to March 1999, and as Assistant Treasurer from December 1995 to November 1997. From April 1991 to December 1995, Mr. Kent was a proprietor in the financial management consulting firm Feldmann, Kent and Associates. From November 1987 to April 1991, he served as a senior officer of the High Technology Group of Bank of the West. Mr. Kent holds a B.S. degree in Business Administration from Colorado State University.

  Arthur R. Matin has served as Senior Vice President, Worldwide Sales and Consulting for CrossWorlds since January 2000. Prior to CrossWorlds, Mr. Matin served as Vice President of the Industrial Sector at IBM from January 1999 to January 2000. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including General Manager, Industries, Asia Pacific, General Manager, Product Management, Asia Pacific and Vice President of Sales, Manufacturing Industry. Mr. Matin holds a B.A. in Biology from the University of Rochester and a M.B.A. from the University of Chicago.

  James G. Rowley has served as Senior Vice President of Engineering at CrossWorlds since May 1999, and served as Vice President, Content Engineering from November 1998 to May 1999 and Vice President Worldwide Sales Consulting from January 1998 to November 1998. Prior to CrossWorlds, Mr. Rowley served as Vice President, Worldwide Field Application Engineering at Scopus Corporation, a software company, from January 1997 to January 1998. From January 1995 to January 1997, Mr. Rowley established a worldwide sales consulting group at Siebel Systems, a software company. From 1986 to January 1995, Mr. Rowley served in several management positions at Oracle Corporation. Mr. Rowley holds a B.A. degree and an M.B.A. from New York University.

  Terence J. Garnett has served as a director of CrossWorlds since inception. Mr. Garnett has been a managing director of Garnett Capital since January 2000. Before starting Garnett Capital, Mr. Garnett was a Venture Partner with Venrock Associates, a venture capital firm, from April 1995 to December 1999. From October 1990 to August 1994, Mr. Garnett held a variety of management positions with Oracle Corporation, where he served as Senior Vice President, Worldwide Marketing and Business Development, Senior Vice President, New Media Group and was a member of the Executive Committee. Mr. Garnett holds a B.S. degree from the University of California Berkeley and an M.B.A. from the Stanford Graduate School of Business. Mr. Garnett is also a director of Neoforma.com and Niku Corporation and several other private companies.

  Frederick W. Gluck has served as a director of CrossWorlds since January 1998. Mr. Gluck is presently serving as a consultant to McKinsey & Company, Inc., an international management consulting firm. From 1995 to July 1998, Mr. Gluck served as Vice-Chairman and Director of the Bechtel Group. Mr. Gluck retired from Bechtel in July 1998. From 1967 to 1995, Mr. Gluck held various positions with McKinsey including Managing Director of the firm from 1988 to 1994. Mr. Gluck serves as a director for AMGEN, ACT Networks, Columbia/HCA, SCIENT and a several private companies.

  Andrew K. Ludwick has served as a director of CrossWorlds since June 1997. From 1995 to 1997, Mr. Ludwick served as CEO of Bay Networks, a networking company. Mr. Ludwick co-founded SynOptics

Communications, a networking company, in 1985 and served as CEO from 1985 to 1995. Mr. Ludwick also serves as a director of several private companies.

  Albert A. "Rocky" Pimentel has been a director of CrossWorlds since March 1999. Mr. Pimentel has been Senior Vice President of WebTV Networks, Inc., a provider of consumer Internet services and designer of Internet access appliances and a subsidiary of Microsoft Corporation, since November 1996. From June 1992 to October 1996, Mr. Pimentel served as Senior Vice President and Chief Financial Officer of LSI Logic Corporation, a leading provider of semiconductors. Mr. Pimentel serves as a director of ConXion Corporation, everSearch.com and NetCell Corporation.

  Colin F. Raymond has been a director of CrossWorlds since October 1999. Mr. Raymond has been a partner with Soros Private Equity Partners, a private investment management firm, since May 1999. From 1996 to 1999, Mr. Raymond was with Morgan Stanley Capital Partners, most recently as Vice President. Prior to that time, Mr. Raymond was employed by Wolfensohn & Co. and J.P. Morgan & Co. working in corporate finance and mergers and acquisitions. Mr. Raymond serves as a director of ARM Financial Group, Day International and a number of privately-held companies.

Board Composition

  CrossWorlds currently has authorized seven (7) directors. Each director is elected for a period of one year at CrossWorlds' annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. Katrina A. Garnett, CrossWorlds Founder and Chairman of the Board of Directors, is married to Terence J. Garnett, a member of CrossWorlds' Board of Directors.

Board Compensation

  Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. As of the offering, directors who are employees of CrossWorlds are eligible to participate in CrossWorlds' 1997 Stock Plan and directors who are not employees of CrossWorlds will be eligible to participate in CrossWorlds' 2000 Director Stock Option Plan. See "Stock Plans." Our outside directors have received option grants as follows:

                                     Exercise No. of
   Name                Date of Grant  Price   Shares
   ----                ------------- -------- ------
   Albert A. Pimentel  February 1999  $3.00   53,333
   Andrew K. Ludwick       June 1997  $0.75   33,333
                        January 1999  $3.00   41,666
   Frederick W. Gluck   January 1998  $2.25   20,000
                        January 1999  $3.00   33,333

All of the above options vest over three years from the date of grant.

Board Committees

  In January 1999, the Board established the Audit Committee and Compensation Committee. The Audit Committee reviews CrossWorlds' annual audit and meets with CrossWorlds' independent auditors to review CrossWorlds' internal controls and financial management practices. The Board's Audit Committee currently consists of directors Ludwick, Pimentel and Raymond. The Compensation Committee recommends compensation for certain of CrossWorlds' personnel to the Board and administers CrossWorlds' Stock Plans. The Compensation Committee currently consists of directors Gluck and Ludwick.

Executive Compensation

  The following table provides certain summary information concerning the compensation received for services rendered to CrossWorlds during the year ended December 31, 1999 by (i) everyone who served as our Chief Executive Officer during the year, (ii) each of the other four most highly compensated executive officers whose total cash compensation exceeded $100,000 during the year ended December 31, 1999 and (iii) one other person who was not an executive officer at year end (collectively, the "Named Executive Officers"). The amounts in the column "All Other Compensation," with the exception of $40,271 paid to Alfred J. Amoroso for moving expenses, are insurance premiums paid by CrossWorlds.

                           Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                                          Awards
                                                       ------------
                                          Annual
                                       Compensation
                                     -----------------  Securities
                                      Salary   Bonus    Underlying   All Other
Name and Principal Position            ($)      ($)    Options (#)  Compensation
---------------------------          -------- -------- ------------ ------------
Alfred J. Amoroso(1)
 President and Chief Executive
  Officer........................... $115,530 $     --  2,125,192     $40,346
Barton S. Foster
 Senior Vice President, Marketing...  175,000   76,112    216,666         357
Prashant Gupta
 Chief Technology Officer...........  175,000  106,112    333,332       2,304
Mark R. Kent(2)
 Senior Vice President and Chief
  Financial Officer.................  136,719   36,509    399,999         351
James G. Rowley
 Senior Vice President,
  Engineering.......................  164,583   84,798    204,999         319
Kevin Fitzgerald(3)
 Former Senior Vice President,
  Sales.............................  149,965  248,606    166,666       1,338
Katrina A. Garnett(4)
 Chairman...........................  175,000  106,112         --         360

--------
(1)  Mr. Amoroso joined CrossWorlds in October 1999.
(2)  Mr. Kent joined CrossWorlds in March 1999.
(3)  Mr. Fitzgerald resigned as Senior Vice President, Sales in October 1999.
(4)  Ms. Garnett resigned as Chief Executive Officer in October 1999.

Option Grants

  The following table provides certain summary information regarding stock options granted to the Named Executive Officers during the year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percentage                        Annual Rates of
                         Number of   of Total                           Stock Price
                           Shares    Options   Exercise               Appreciation For
                         Underlying Granted to  Price                  Option Term(2)
                          Options   Employees    per    Expiration  --------------------
Name                      Granted      (1)      Share      Date        5%         10%
----                     ---------- ---------- -------- ---------- ---------- -----------
Alfred J. Amoroso....... 2,125,192    30.50%    $6.60    10/11/09  $8,821,044 $22,354,258
Barton S. Foster........   116,666     1.67%     3.00     2/18/09     220,112     557,807
                           100,000     1.43%     6.60    10/11/09     415,070   1,051,870
Prashant Gupta..........   249,999     3.58%     5.25     3/11/09     825,421   2,091,779
                            83,333     1.19%     6.60    10/11/09     345,891     876,555
Mark R. Kent............   249,999     3.58%     5.25     3/22/09     825,421   2,091,779
                            83,333     1.19%     6.60     8/12/09     345,891     876,555
                            66,667     0.96%     6.60    10/11/09     276,715     701,250
James G. Rowley.........    33,333     0.48%     5.25     3/11/09     110,055     278,902
                            71,666     1.03%     6.60     7/21/09     297,464     753,833
                           100,000     1.43%     6.60    10/11/09     415,070   1,051,870
Kevin Fitzgerald........    83,333     1.19%     5.25     3/11/09     275,140     697,260
                            83,333     1.19%     6.60     7/21/09     345,891     876,555
Katrina A. Garnett......        --       --        --          --          --          --

--------
(1) Based on an aggregate of 6,968,975 subject to options granted by CrossWorlds under the 1997 Stock Plan and the 1999 Executive Stock Plan during the year ended December 31, 1999.
(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the long term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

  The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1999.

                         Fiscal Year-End Option Values

                         Number of Securities           Value of Unexercised
                         Underlying Unexercised         In-the-Money Options
                       Options at Fiscal Year-End       at Fiscal Year End(1)
                      -----------------------------   -------------------------
Name                  Exercisable    Unexercisable    Exercisable Unexercisable
----                  -----------    --------------   ----------- -------------
Alfred J. Amoroso....         88,549        2,036,643  $212,518    $4,887,943
Barton S. Foster.....         50,696          215,969   274,177       965,813
Prashant Gupta.......        100,695          315,970   579,169     1,245,823
Mark R. Kent.........         69,793          330,206   230,785     1,066,710
James G. Rowley......         79,886          158,446   232,665       504,330
Kevin Fitzgerald.....             --               --        --            --
Katrina A. Garnett...             --               --        --            --

--------
(1) These values are based on the fair market value of $9.00 per share as of December 31, 1999, as determined by the board of directors, minus the exercise price, multiplied by the number of shares underlying the option.

Stock Plans

  1997 Stock Plan. Our 1997 Stock Plan was originally adopted by our board of directors and approved by our stockholders in January 1997. As of December 31, 1999, an aggregate of 4,992,638 shares was reserved for issuance under the 1997 Plan. The 1997 Plan was amended by our board of directors on April 26, 1999 and October 11, 1999 to increase the total number of shares reserved for issuance by 666,667 shares and 666,667 shares, respectively, and to incorporate certain other changes, after which a total of 4,992,638 shares was reserved for issuance under the plan. In addition, the 1997 Plan was amended to provide for a total of 3,000,000 shares to be available for grant at the effective time of this offering, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2005 in an amount equal to the lesser of 3,000,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as our board determines. This amendment to the 1997 Plan will be submitted to our stockholders for approval prior to the completion of this offering. If not terminated earlier by our board of directors, the 1997 Plan will terminate in 2007.

  As of December 31, 1999, options to purchase 753,425 shares of common stock had been exercised, options to purchase a total of 3,845,091 shares at a weighted average exercise price of $5.26 per share were outstanding and 423,612 shares remained available for future option grants.

  The purposes of the 1997 Plan are to attract and retain the best available personnel to CrossWorlds, to provide additional incentives to CrossWorlds' employees and consultants and to promote the success of CrossWorlds' business. The 1997 Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants, including nonemployee directors, of nonstatutory stock options and stock purchase rights. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of CrossWorlds and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options.

  The 1997 Plan may be administered by the Board of Directors or a committee of the Board, each known as the administrator. The 1997 Plan is currently administered by the Compensation Committee. The administrator determines the terms of options and stock purchase rights granted under the 1997 Plan, including the number of shares subject to the award, the exercise or purchase price, the term and the vesting and/or exercisability of the award and any other conditions to which the award is subject. In no event, however, may an individual employee receive awards for more than 1,000,000 shares under the 1997 Plan in any fiscal year. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock or the stock of any parent or subsidiary corporation of CrossWorlds must equal at least 110% of the fair market value of the common stock on the date of grant. Prior to this offering, the exercise price of all nonstatutory stock options and stock purchase rights were required to have an exercise or purchase price of at least 85% of the fair market value of the common stock on the date of grant. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will no longer be subject to these limitations, although nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our four other most highly compensated officers will be at least 100% of the fair market value of the common stock on the date of grant if the award is intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

  The administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the total voting power of our stock or a parent or subsidiary's stock). Generally, an option may not be transferred by the optionee other than by will or the laws of descent or distribution and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 1997 Plan under certain circumstances. The administrator determines when options become exercisable. Options granted under the 1997 Plan generally become exercisable at the rate of 1/8th of the total number of shares subject to the options six months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter. Stock purchased pursuant to stock purchase rights granted under the 1997 Plan is generally subject to a repurchase right at the purchaser's original purchase price exercisable by CrossWorlds upon termination of the Purchaser's employment or consulting relationship with us, for any reason, including death or disability. This repurchase right will lapse in accordance with the terms of the stock purchase right determined by the administrator at the time of grant.

  In the event of the sale of all or substantially all of the assets of CrossWorlds, or the merger of CrossWorlds with another corporation, then each option and stock purchase right may be assumed or an equivalent award substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding award, each award shall become fully vested and/or exercisable prior to the effective date of the transaction. In addition, in the event that outstanding awards are assumed or new awards are substituted for them, if an optionee's employment with CrossWorlds is involuntarily terminated for reasons other than cause within one year following a merger or sale of assets, subject to certain limitations described in the 1997 Plan, outstanding awards shall become immediately vested and/or exercisable in an amount equal to 12 months of further vesting of each award at the rate specified in the applicable stock option or stock purchase agreement. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in capital structure. The administrator has the authority to amend or terminate the 1997 Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be obtained as required by applicable law.

  2000 Directors' Stock Option Plan. The 2000 Directors' Stock Option Plan was adopted by the Board of Directors in January 2000 and will be submitted to our stockholders for approval prior to completion of this offering. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan. No shares have been issued under the Directors' Plan. The Directors' Plan becomes effective on the date of this offering. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of CrossWorlds. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent conflicts of interest arise, it is expected that they will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest.

  The Directors' Plan provides that each person who becomes a nonemployee director of CrossWorlds after the effective date of this offering will be granted a nonstatutory stock option to purchase 25,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of CrossWorlds. On the date of CrossWorlds' Annual Stockholders Meeting each year, each nonemployee director of CrossWorlds will be granted an option to purchase 5,000 shares of common stock if, on such date, he or she has served on CrossWorlds' Board of Directors for at least six months.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Plan provides that each option shall vest at the rate of 1/12 of the total number of shares subject to such option per month. If a nonemployee Director ceases to serve as a Director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a Director of CrossWorlds, exercise options granted under the Directors' Plan. If he or she does not exercise such option

(which he or she was entitled to exercise) within such 90 day period, such option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of CrossWorlds' common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

  In the event we sell all or substantially all of our assets or in the event of a merger or other similar transaction, options will be assumed by the successor corporation or equivalent options substituted, unless the acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the acquisition to the extent not previously exercised. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in capital structure. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law. If not terminated earlier, the Directors' Plan will have a term of ten years.

  2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by the Board of Directors in January 2000 and will be submitted to our stockholders for approval prior to completion of this offering. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the Purchase Plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2005 in an amount equal to the lesser of 500,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. The Purchase Plan becomes effective on the date of this offering. Unless terminated earlier by our board of directors, the Purchase Plan will terminate in 2010.

  The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months' duration. The initial offering period is expected to commence on the date of this offering and end on April 30, 2002; the initial purchase period is expected to end on October 31, 2000. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of CrossWorlds, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by CrossWorlds or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of CrossWorlds' common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with CrossWorlds. An employee cannot be granted an option under the Purchase Plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee's rights to purchase stock under the Purchase Plan to accrue at a rate that exceeds $25,000 of the fair market value of the stock for each year in which an option is outstanding. In addition, no employee may purchase more than 1,500 shares of common stock under the Purchase Plan in any one purchase period.

  The Purchase Plan provides that in the event of a merger of CrossWorlds with or into another corporation or a sale of all or substantially all of CrossWorlds' assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. However, our board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are able to be exercised prior to the transaction if the successor corporation refuses to assume each purchase right or to substitute an equivalent right. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in capital structure. The board of directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, our board of directors may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

  1996 Stock Plan. Our 1996 Stock Plan was originally adopted by our Board of Directors and approved by our stockholders in March 1996. It provides for the grant of incentive stock options to employees and nonstatutory stock options to employees and consultants. As of December 31, 1999, 980,555 shares were reserved for issuance under the 1996 Plan, but the Board of Directors has determined that no future grants will be made under the 1996 Plan.

  The terms of the options under the 1996 Plan are generally the same as those that may be issued under the 1997 Plan, except with respect to the following features. Only options may be granted out of the 1996 Plan. Nonstatutory stock options granted under the 1996 Plan are nontransferable in all cases and must generally be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant.

  In the event of a merger, reorganization or similar transaction involving the Company, each outstanding option shall be assumed by the successor corporation or an equivalent option substituted therefore, with appropriate adjustments made to both the price and number of shares subject to each option. If the successor corporation does not assume the options, then the outstanding options will be fully vested and exercisable for a period of fifteen days following notice provided to the optionee. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in capital structure. The term of options granted under the 1996 Plan is ten years from the date of grant. Options granted under the 1996 Plan must be exercised within three months after the end of the optionee's status as an employee of the Company, or within twelve months after such optionee's termination by death or disability. Options granted under the 1996 Plan will remain outstanding in accordance with their terms.

  1999 Executive Stock Plan. The 1999 Executive Stock Plan was adopted by our board of directors and approved by our stockholders in October 1999. A total of 3,500,000 shares of common stock have been reserved for issuance under the 1999 Plan. As of December 31, 1999, 2,859,525 options were issued and outstanding or committed for issuance and 640,475 shares remained available for future option or stock purchase right grants. We do not intend to grant any additional options or stock purchase rights under the 1999 Plan after the date of this offering. Unless terminated earlier, the 1999 Plan will terminate in October 2009.

  The terms of options and stock purchase rights under the 1999 Plan are generally the same as those that may be issued under the 1997 Plan, except with respect to the following features. The 1999 Plan does not impose a limitation on the number of shares subject to options and stock purchase rights that may be issued to any individual employee. Nonstatutory stock options and stock purchase rights may not be granted to non-employee directors under the 1999 Plan after the date of this offering. Nonstatutory stock options and stock purchase rights granted under the 1999 Plan are nontransferable in all cases and must generally be granted with an exercise price or purchase price equal to at least 85% of the fair market value of our common stock on the date of grant.

  In the event we sell all or substantially all of our assets or merge with or into another corporation, then each option and stock purchase right may be assumed or an equivalent option or stock purchase right substituted by the successor corporation. However, if the successor corporation does not agree to this assumption or substitution, the option or stock purchase right shall become fully vested and exercisable for a period of fifteen days from the date optionee received notice and will terminate following such period. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the successor corporation.

The board of directors may amend, modify or terminate the 1999 Plan at any time as long as any amendment, modification or termination does not impair vesting rights of plan participants and provided that stockholder approval shall be required for an amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

  As permitted by the Delaware General Corporation Law, CrossWorlds has included in its Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of its officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, subject to certain exceptions. In addition, CrossWorlds' Bylaws provide that CrossWorlds is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and CrossWorlds is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. CrossWorlds has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require CrossWorlds, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. CrossWorlds has also obtained directors' and officers' liability insurance.

  At present, CrossWorlds is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of CrossWorlds in which indemnification would be required or permitted. CrossWorlds is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. CrossWorlds believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since January 1997, we have issued and sold shares of our capital stock as follows: a total of 2,104,144 shares of Series C preferred stock at a price of $6.00 per share in March and April, 1997, a total of 2,063,307 shares of Series D preferred stock at a price of $15.00 per share in December 1997 and March 1998, 2,883,326 shares of Series E preferred stock at a price of $6.00 per share in January, March and April, 1999, and 3,671,071 shares of Series F preferred stock at a price of $6.81 per share in October, 1999. The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions:

                                  Series C  Series D  Series E    Series F
Entities Affiliated with          Preferred Preferred Preferred   Preferred
Directors(1)                        Stock     Stock     Stock       Stock
------------------------          --------- --------- ---------   ---------
Katrina A. Garnett(2)............  333,333   133,333   775,000(3)   734,224(4)
Andrew K. Ludwick................  166,666    33,333    41,666(3)        --
Frederick W. Gluck...............       --    16,666    16,666(3)    44,052
Albert A. Pimentel(5)............       --     6,666        --        3,670
Prashant Gupta...................    8,333        --        --           --

Other 5% Stockholders
---------------------
Entities affiliated with Soros Private Equity Partners(6)......   1,468,429

--------
(1) Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal Stockholders" for a chart of beneficial owners.
(2) Includes shares held by Katrina A. Garnett and Terence J. Garnett in a family trust.
(3) Shares were issued in exchange for convertible promissory notes issued by the Company in December 1998.
(4) Includes 100,000 shares sold to Alfred J. Amoroso, CrossWorlds' President and Chief Executive Officer.
(5) Includes shares held by trusts for the benefit of Mr. Pimentel's children. Mr. Pimentel disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein.
(6) Includes shares held by Quantum Industrial Partners LDC and SFM Domestic Investments LLC.

  On February 2, 2000, CrossWorlds issued warrants to purchase 199,996 shares of its common stock at an exercise price of $11.00 per share to the following persons in the following amounts. These warrants were issued in consideration of their commitment to provide funding to CrossWorlds of up to $10,000,000, if necessary, on mutually agreed terms and conditions, in the event that this offering is not completed.

                                     Name                               Warrants
                                     ----                               --------
       . Alfred J. Amoroso.............................................  16,528
       . Frederick W. Gluck............................................   8,264
       . Andrew K. Ludwick.............................................  82,644
       . Albert A. Pimentel............................................  82,644
       . Entities affiliates with Soros Private Equity Partners........   9,916

  On January 27, 2000, CrossWorlds' board of directors approved a change of control agreement with CrossWorlds' executive officers whereby twenty-five percent (25%) of each officer's remaining unvested options or shares of restricted stock shall become fully vested and exercisable upon a change of control of CrossWorlds. In addition, to the extent options or restricted shares are assumed by or assigned to a successor corporation, and the officer is involuntarily terminated for reasons other than cause within one year of the change of control, then, subject to certain restrictions described in the change of control agreement or applicable stock option plan, outstanding awards under the 1996 Stock Plan or the 1999 Executive Stock Plan shall become immediately vested and exercisable in an amount equal to twelve (12) months of further vesting of each award at the rate specified in the applicable stock option or stock purchase agreement. The officer, if involuntarily terminated for reasons other than cause or constructively terminated (as defined in the agreement) within one year of the change of control, shall also be entitled to six months of regular monthly salary plus target bonus, and six months of COBRA payments.

  On January 1, 2000, CrossWorlds and Arthur R. Matin entered into an employment agreement pursuant to which Mr. Matin became CrossWorlds' Senior Vice President of Worldwide Sales. This employment agreement established Mr. Matin's base salary at $20,833.33 per month and provides for the payment of a sign-on bonus of $300,000 to be paid on or before March 1, 2000. In addition, Mr. Matin will be eligible to earn a target bonus of up to $225,000. Mr. Matin is to be granted options to purchase 400,000 shares of CrossWorlds' common stock, 350,000 of which are subject to CrossWorlds' right of repurchase. CrossWorlds' right of repurchase lapses in equal monthly installments over forty-eight (48) months from the date of Mr. Matin's employment. If Mr. Matin's employment is terminated by the CrossWorlds without cause or if he resigns with good reason (as defined in the agreement), CrossWorlds' repurchase rights shall lapse as to that number of shares that would have vested over the next twelve
(12) months. Mr. Matin is also entitled to severance payments of six months' base salary plus one-half of his annual target bonus, together with six months of COBRA payments for him and his eligible dependents, if he is terminated without cause or if he resigns with good reason. In the event of a change in control of CrossWorlds, then CrossWorlds' repurchase rights shall lapse as to all of Mr. Matin's unvested shares. If Mr. Matin is terminated without cause or if he resigns with good reason within one year after a change of control, then he shall be entitled to nine months' base salary plus three quarters of his annual target bonus, together with nine months of COBRA payments for him and his eligible dependents.

  On October 11, 1999, CrossWorlds amended its option agreement with Mark Kent, CrossWorlds' Chief Financial Officer and Senior Vice President, Finance to provide that all of Mr. Kent's options shall become fully vested and exercisable upon a change of control of CrossWorlds.

  On October 5, 1999 CrossWorlds and Alfred J. Amoroso entered into an employment agreement pursuant to which Mr. Amoroso became CrossWorlds' President and Chief Executive Officer. This employment agreement established Mr. Amoroso's base salary at $41,666.66 per month and provides for a sign-on bonus of $400,000 to be paid on or before March 1, 2000. In addition, Mr. Amoroso became eligible for a pro rata target bonus of $250,000 based on the number of weeks of actual employment in 1999 and a full annual target bonus of $250,000 for the year 2000. Beginning in the year 2001 Mr. Amoroso will be eligible to receive an annual bonus equal to at least 50% of his base salary. CrossWorlds will also provide Mr. Amoroso with relocation expenses and temporary living costs. The temporary living costs are currently anticipated to total $200,000 to $300,000. CrossWorlds will provide Mr. Amoroso, at his request, with a moving assistance loan of $1,500,000 pursuant to a secured non-recourse promissory note, the principal and interest of which will be forgiven in equal monthly installments from the date of employment over a period of forty-eight (48) months, so long as Mr. Amoroso remains employed by CrossWorlds. CrossWorlds will also make periodic bonus payments to Mr. Amoroso which, following the deduction of all applicable taxes, will allow Mr. Amoroso to make all tax payments on the loan, forgiven interest, relocation expenses and temporary living costs. If Mr. Amoroso is terminated without cause or if he resigns with good reason, CrossWorlds will forgive an additional twelve (12) months of loan and accrued interest payments. Under the terms of the employment agreement, Mr. Amoroso was granted an option to purchase 1,328,245 shares of CrossWorlds' common stock which vest monthly in equal installments over forty-eight (48) months. Mr. Amoroso was granted an additional option to purchase 796,947 shares of CrossWorlds' common stock which vest monthly in equal installments over forty-eight (48) months; however, the vesting shall accelerate and CrossWorlds' repurchase right will lapse immediately as to such shares upon the effectiveness of this offering. If Mr. Amoroso's employment is terminated without cause or if he resigns with good reason in the first year of employment, then 50% of the shares will vest on the date of termination. Following the first year of Mr. Amoroso's employment, if Mr. Amoroso's employment is terminated without cause or if he resigns with good reason, Mr. Amoroso shall vest in that number of shares that would have vested over the next twelve (12) months from the date of termination. In the event Mr. Amoroso's employment with CrossWorlds is terminated without cause or if he resigns with good reason, then CrossWorlds shall pay Mr. Amoroso a lump sum severance equal to the sum of (i) twelve months of his base salary plus (ii) his annual target bonus, together with one year of COBRA payments for him and his eligible dependents. CrossWorlds will also forgive Mr. Amoroso's repayment of the moving assistance loan for twelve months. Finally, in the event of a change of control during the period of Mr. Amoroso's employment, then each of his outstanding options will become fully vested and CrossWorlds' repurchase right will lapse immediately as to all shares subject to all options.

  In January 2000, CrossWorlds approved a loan of $100,000 to CrossWorlds' Senior Vice President, Engineering, James G. Rowley, which CrossWorlds will forgive at the rate of 1/24th per month over twenty-four (24) months based on his continued employment with us.

  In, November 1999, CrossWorlds loaned $150,000 to CrossWorlds' Senior Vice President, Marketing and Business Development, Barton S. Foster, pursuant to which CrossWorlds received a Secured Promissory Note, secured by real property. In January 2000, CrossWorlds approved the forgiveness of Mr. Foster's loan at the rate of 1/24th per month over twenty-four (24) months based on his continued employment with us.

  In connection with the termination of two of CrossWorlds' former executive officers, CrossWorlds and such officers entered into severance agreements pursuant to which each officer received $66,000 and four and one half months of health insurance premiums.

  In December 1998, CrossWorlds entered into a Convertible Note Purchase Agreement with Katrina A. Garnett, Andrew K. Ludwick and Frederick W. Gluck. In connection with this agreement we issued convertible promissory notes bearing interest at 8% per annum, the principal amount of which was convertible into shares of Series E preferred stock. In December 1998, Ms. Garnett loaned to CrossWorlds $4,650,000; Mr. Ludwick loaned to CrossWorlds $250,000; and Mr. Gluck loaned to CrossWorlds $100,000. In January 1999, the interest due under the notes was paid in cash and the principal amount of the notes was converted into shares of Series E preferred stock.

  Since inception, from time to time we have issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock in this offering and the conversion of all outstanding shares of preferred stock into shares of common stock, by (i) each of our directors and Named Executive Officers, (ii) all directors and executive officers of CrossWorlds as a group, and (iii) each person who is known by us to own beneficially more than 5% of CrossWorlds' common stock. Except as otherwise noted, the following executive officers, directors and stockholders can be reached at the principal offices of CrossWorlds. This table assumes no exercise of the Underwriters' over-allotment option. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to CrossWorlds' knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

                                                                  Percent
                                                               Beneficially
                                                                 Owned(1)
                                                   Shares    -----------------
                                                Beneficially  Before   After
Name and Address                                   Owned     Offering Offering
----------------                                ------------ -------- --------
Entitles affiliated with Soros Private Equity
 Partners(2)...................................   1,478,345     7.50%
 c/o Soros Fund Management LLC
 ATTN: Michael C. Neus, Esq.
 888 Seventh Avenue
 New York, NY 10106
Alfred J. Amoroso(3)...........................   2,241,720    10.27
Barton S. Foster...............................     149,307        *
Prashant Gupta.................................     382,638     1.92
Mark R. Kent...................................     148,265        *
James G. Rowley................................     232,331     1.17
Terence J. Garnett(4)..........................   6,069,478    30.82
Frederick W. Gluck(5)..........................     142,346        *
Andrew K. Ludwick(6)...........................     406,039     2.05
Albert A. Pimentel(7)..........................     147,657        *
Colin F. Raymond(8)............................   1,478,345     7.50
Katrina A. Garnett(9)..........................  7,402,810    37.58
Kevin Fitzgerald...............................          --       --
All directors and executive officers of
 CrossWorlds as a group(13 persons)............  12,781,458    55.83

--------
 * Less than one percent of the outstanding shares of common stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes shares held by Quantum Industrial Partners, LDC and SFM Domestic Investments LLC. Also includes 9,916 shares issuable upon exercise of a warrant issued to entities affiliated with Soros Private Equity Partners on February 2, 2000.
(3) Includes 16,528 shares issuable upon exercise of a warrant issued to Mr. Amoroso on February 2, 2000.

(4) Includes 6,069,478 shares of common stock held by the Garnett Family Trust U/D/T April 2, 1997. Excludes 1,333,332 shares of common stock held directly by Ms. Garnett. Excludes 333,332 shares of common stock held in trust for the benefit of Mr. Garnett's children. Mr. Garnett does not possess voting or dispositive power over such shares.
(5) Includes 8,264 shares issuable upon exercise of a warrant issued to Mr. Gluck on February 2, 2000.
(6) Includes 82,644 shares issuable upon exercise of a warrant issued to Mr. Ludwick on February 2, 2000.
(7) Includes 82,644 shares issuable upon exercise of a warrant issued to Mr. Pimentel on February 2, 2000.

(8) Represents 1,468,429 shares held by entities affiliated with Soros Private Equity Partners. Also includes 9,916 shares issuable upon exercise of a warrant issued to entities affiliated with Soros Private Equity Partners on February 2, 2000. Mr. Raymond disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Soros Private Equity Partners and its affiliates.

(9) Includes 6,069,478 shares of common stock held by the Garnett Family Trust U/D/T April 2, 1997 and 1,333,332 shares of common stock held directly by Ms. Garnett. Excludes 333,332 shares of common stock held in trust for the benefit of Ms. Garnett's children. Ms. Garnett does not possess voting or dispositive power over such shares.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, CrossWorlds will be authorized to issue 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

Common Stock

  As of December 31, 1999, there were 19,696,563 shares of common stock outstanding (as adjusted to reflect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock, excluding the exercise of any outstanding options or warrants into common stock), held of record by 332 stockholders. Options to purchase an aggregate of 6,793,436 shares of common stock were also outstanding. There will
be             shares of common stock outstanding (assuming no exercise of the underwriters' overallotment option or exercise of outstanding options under CrossWorlds' stock plans) after giving effect to the sale of the shares offered hereby.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of CrossWorlds, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

  Upon the closing of the offering, all outstanding shares of preferred stock except for Series D Preferred Stock will be converted into one share of common stock and automatically retired. Upon the closing of the offering each share of Series D will be converted into approximately 1.2 shares of common stock and automatically retired. Thereafter, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value, in one or more series. The Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of CrossWorlds without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. CrossWorlds currently has no plans to issue any shares of preferred stock.

Warrants

  At December 31, 1999 there were warrants outstanding to purchase an aggregate of 343,431 shares of common stock. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations.

  Additionally, subsequent to December 31, 1999, our Board approved the issuance of warrants to purchase 199,996 shares of common stock at a weighted average exercise price of $11.00 per share.

Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

  The holders of 18,220,000 shares of common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) and warrants to purchase 337,097 shares of common stock (collectively, the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between CrossWorlds and the holders of the Registrable Securities. Subject to certain limitations in the agreement,
(i) the holders of at least thirty percent (30%) of the Registrable Securities then outstanding or (ii) Quantum Industrial Partners LDC or SFM Domestic Investments LLC may require, on two occasions beginning six months after the date of this prospectus, that CrossWorlds use its best efforts to register the Registrable Securities for public resale if Form S-3 is not available. If CrossWorlds registers any of its common stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Any holder of Registrable Securities then outstanding may also require CrossWorlds (not more than twice in any twelve-month period) to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to CrossWorlds, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1,000,000. CrossWorlds will be responsible for paying all registration expenses, and the holders of Registrable Securities selling their shares will be responsible for paying all selling expenses.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

  Certain provisions of Delaware law and CrossWorlds' charter documents could make the acquisition of CrossWorlds and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CrossWorlds to negotiate with it first. CrossWorlds believes that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure CrossWorlds outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  CrossWorlds is subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of CrossWorlds without further action by the stockholders.

  Our certificate of incorporation allows our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote. Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors or an authorized committee of the Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited by Delaware Law to the business set forth in the notice of the meeting. These provisions would make it difficult for stockholders to call a special meeting to take corporate action, and may have the effect of delaying deferring or preventing a change in control of CrossWorlds.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock is Boston Equiserve.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for CrossWorlds common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of CrossWorlds common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and CrossWorlds' ability to raise equity capital in the future.

  Upon completion of the offering, based upon shares outstanding as of
December 31, 1999, CrossWorlds will have outstanding       shares of common
stock. Of these shares, the       shares sold in the offering (plus any shares
issued upon exercise of the underwriters' overallotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of CrossWorlds as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

  The remaining 19,696,563 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted Securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  Stockholders of CrossWorlds holding an aggregate of 19,696,563 shares of common stock are subject to lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of CrossWorlds common stock or any securities exercisable for or convertible into CrossWorlds common stock owned by them for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of Chase Securities Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Chase Securities Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, approximately 2,405,075 shares will be eligible for sale pursuant to Rule 701 and approximately 20,241,574 additional shares will be eligible for sale pursuant to Rule 144, of which all but 9,215,662 shares are held by affiliates.

  In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the effective date) of a person (or persons whose shares are aggregated) who has beneficially owned restricted Securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) one percent of the number of shares of common stock then outstanding (which
will equal approximately              shares immediately after the offering);
or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about CrossWorlds. Under Rule 144(k), a person who is not deemed to have been an affiliate of CrossWorlds at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Pursuant to the lock-up agreements, all CrossWorlds employees holding common stock or stock options may not sell shares acquired upon exercise until 180 days after the effective date. Beginning 180 days after the effective date, any employee, officer or director of or consultant to CrossWorlds who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, CrossWorlds intends to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to CrossWorlds' employee benefit plans. As a result, any options exercised under the 1997 Stock Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999, there were outstanding options for the purchase of 6,793,436 shares, of which 3,310,545 options were exercisable. No shares have been issued to date under our Purchase Plan or Directors Plan. See "Risk Factors--Some of our shares will be eligible for future sale which may cause our stock price to decline," "Management--Stock Plans" and "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement, the underwriters named below, Chase Securities Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Thomas Weisel Partners LLC have severally agreed to purchase from us the following numbers of shares of our common stock:

                                                                          Number
                                                                            of
     Name                                                                 Shares
     ----                                                                 ------
     Chase Securities Inc................................................
     Dain Rauscher Wessels...............................................
     Thomas Weisel Partners LLC..........................................
                                                                           ----
     Total...............................................................
                                                                           ====

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters' are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

  The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $      per share. The underwriters may allow and such dealers may reallow a
concession not in excess of $      per share to certain other dealers. After
the public offering of the shares, the underwriters may change offering price and other selling terms.

  We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to            additional
shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage that the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered in this offering. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

  The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters in connection with this offering:

                                                                    Total
                                                             -------------------
                                                              Without    With
                                                               Over-     Over-
                                                             allotment allotment
                                                             --------- ---------
     Per share..............................................    $         $
     Total..................................................    $         $

  The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

Stockholders, including all executive officers and directors, who own in the
aggregate              shares of common stock have agreed that they will not,
without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them until 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock until the date 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under our stock option plans, provided that, without the prior written consent of Chase Securities Inc., such additional options shall not be exercisable during such period.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined through negotiation between us and the representatives of the underwriters. Among the factors to be considered in such negotiation are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

  Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

  In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. During the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock, passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 110 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $          .

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for us by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati. As of December 31, 1999, a certain investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 29,165 shares of our Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of CrossWorlds Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

  We have filed with the Securities and Exchange Commission a Registration Statement (which terms shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to CrossWorlds and the common stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements and not as filed as a part of the Registration Statement. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and not as filed as a part of the Registration Statement, as well as such reports and other information filed with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of this Web site is http://www.sec.gov.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999............. F-3
Consolidated Statements of Operations for the three years ended December
 31, 1999................................................................ F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the three years ended December 31, 1999........................................... F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 1999................................................................ F-6
Notes to Consolidated Financial Statements............................... F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CrossWorlds Software, Inc.:

We have audited the accompanying consolidated balance sheets of CrossWorlds Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CrossWorlds Software, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
January 24, 2000

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $  5,415,154  $ 12,506,119
  Accounts receivable, net of allowance of $306,130
   and $296,675 as of December 31, 1998 and 1999,
   respectively....................................    5,198,351    11,688,430
  Prepaids and other current assets................      820,115     1,019,036
                                                    ------------  ------------
  Total current assets.............................   11,433,620    25,213,585
Property and equipment, net........................    4,156,515     3,846,379
Deposits and other assets..........................      166,610       116,610
                                                    ------------  ------------
  Total assets..................................... $ 15,756,745  $ 29,176,574
                                                    ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................. $    862,408  $    796,798
  Accrued payroll and related expenses.............    1,166,372     2,597,501
  Accrued commissions..............................    1,966,503     2,741,629
  Other accrued liabilities........................    1,268,104     4,001,994
  Current portion of capital lease obligations.....           --       347,216
  Current portion of long-term debt................    4,262,552     2,622,482
  Deferred revenue.................................    6,555,892    13,157,747
                                                    ------------  ------------
  Total current liabilities........................   16,081,831    26,265,367
Other long-term liabilities........................       91,090       123,913
Capital lease obligations, less current portion....           --       576,711
Long-term debt, less current portion...............    6,254,166     2,936,118
                                                    ------------  ------------
  Total liabilities................................   22,427,087    29,902,109
                                                    ------------  ------------
Commitments
Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par value;
   17,000,000 shares authorized; 9,571,606 and
   16,126,003 shares issued and outstanding; and
   aggregate liquidation preference of $88,859,405
   as of December 31, 1999 ........................       95,716       161,260
  Common stock, $0.001 par value; 45,000,000 shares
   authorized; 2,810,464 and 3,153,935 shares
   issued and outstanding                                  2,810         3,154
  Additional paid-in capital.......................   53,929,214    96,757,116
  Deferred stock-based compensation................   (3,777,293)   (2,540,474)
  Accumulated deficit..............................  (56,920,789)  (95,106,591)
                                                    ------------  ------------
  Total stockholders' equity (deficit).............   (6,670,342)     (725,535)
                                                    ------------  ------------
  Total liabilities and stockholders' equity
   (deficit)....................................... $ 15,756,745  $ 29,176,574
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year Ended December 31,
                                      ----------------------------------------
                                          1997          1998          1999
                                      ------------  ------------  ------------
Revenue:
  Software license................... $    748,336  $  3,972,741  $  8,193,907
  Service, maintenance and other.....      360,019     3,733,694    10,899,886
                                      ------------  ------------  ------------
  Total revenue......................    1,108,355     7,706,435    19,093,793
                                      ------------  ------------  ------------
Cost of revenue:
  Software license and royalties.....       36,503       437,813     1,599,047
  Service, maintenance and other.....    1,859,536     5,392,589    10,127,418
                                      ------------  ------------  ------------
  Total cost of revenue..............    1,896,039     5,830,402    11,726,465
                                      ------------  ------------  ------------
    Gross profit (loss)..............     (787,684)    1,876,033     7,367,328
                                      ------------  ------------  ------------
Operating expenses:
  Research and development...........    4,080,461    11,747,877    14,242,556
  Sales and marketing................    6,954,034    23,141,104    21,791,524
  General and administrative.........    2,296,426     4,065,794     6,144,879
  Amortization of deferred stock-
   based compensation................           --     4,773,927     1,461,652
                                      ------------  ------------  ------------
  Total operating expenses...........   13,330,921    43,728,702    43,640,611
                                      ------------  ------------  ------------
    Operating loss...................  (14,118,605)  (41,852,669)  (36,273,283)
Other income (expense), net..........      166,138       478,584    (1,912,519)
                                      ------------  ------------  ------------
    Net loss......................... $(13,952,467) $(41,374,085) $(38,185,802)
                                      ============  ============  ============
Net loss per share:
  Basic and diluted.................. $     (11.88) $     (19.99) $    (13.40)
                                      ============  ============  ============
  Weighted average shares used in
   computation (in thousands)........        1,175         2,069         2,850
                                      ============  ============  ============
Pro forma net loss per share
 (unaudited):
  Basic and diluted.................. $      (1.70) $      (3.55) $     (2.38)
                                      ============  ============  ============
  Weighted average shares used in
   computation (in thousands)........        8,201        11,641        16,062
                                      ============  ============  ============


          See accompanying notes to consolidated financial statements.

                          CROSSWORLDS SOFTWARE, INC.
                               AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      Convertible
                    preferred stock     Common stock     Additional   Stockholder   Deferred                        Total
                  ------------------- -----------------    paid-in       note     stock-based    Accumulated    stockholders'
                    Shares    Amount   Shares    Amount    capital    receivable  compensation     deficit     equity (deficit)
                  ---------- -------- ---------  ------  -----------  ----------- ------------  -------------  ----------------
Balance as of
 December 31,
 1996...........   5,404,155 $ 54,041 2,240,000  $2,240  $ 2,944,380   $(15,000)  $        --   $  (1,594,237)   $  1,391,424
Issuance of
 Series C
 preferred
 stock, net.....   2,104,144   21,041        --      --   12,560,302         --            --              --      12,581,343
Issuance of
 Series D
 preferred
 stock, net.....   1,601,307   16,013        --      --   22,805,259         --            --              --      22,821,272
Exercise of
 options and
 restricted
 stock purchase
 agreements.....          --       --   406,250     406      104,282        937            --              --         105,625
Repurchase of
 restricted
 stock..........          --       --   (93,750)    (94)     (13,969)    14,063            --              --              --
Net loss........          --                 --      --           --         --            --     (13,952,467)    (13,952,467)
                  ---------- -------- ---------  ------  -----------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1997...........   9,109,606   91,095 2,552,500   2,552   38,400,254         --            --     (15,546,704)     22,947,197
Issuance of
 Series D
 preferred
 stock, net.....     462,000    4,621        --      --    6,540,062         --            --              --       6,544,683
Exercise of
 options and
 restricted
 stock purchase
 agreements.....          --       --   446,297     446      455,813         --            --              --         456,259
Repurchase of
 restricted
 stock..........          --       --  (188,333)   (188)     (18,135)        --            --              --         (18,323)
Deferred stock-
 based
 compensation
 related to
 option grants..          --       --        --      --    8,551,220         --    (8,551,220)             --              --
Amortization of
 deferred stock-
 based
 compensation...          --       --        --      --           --         --     4,773,927              --       4,773,927
Net loss........          --       --        --      --           --         --            --     (41,374,085)    (41,374,085)
                  ---------- -------- ---------  ------  -----------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1998...........   9,571,606   95,716 2,810,464   2,810   53,929,214         --    (3,777,293)    (56,920,789)     (6,670,342)
Issuance of
 Series E
 preferred
 stock, net.....   2,883,326   28,833        --      --   17,221,535         --            --              --      17,250,368
Issuance of
 Series F
 preferred
 stock, net.....   3,671,071   36,711        --      --   23,517,594         --            --              --      23,554,305
Issuance of
 preferred stock
 warrants.......          --       --        --      --    1,256,449         --            --              --       1,256,449
Exercise of
 options........          --       --   437,352     438      641,991         --            --              --         642,429
Repurchase of
 restricted
 stock..........          --       --   (93,881)    (94)     (34,500)        --            --              --         (34,594)
Deferred stock-
 based
 compensation
 related to
 option grants..          --       --        --      --      224,833         --      (224,833)             --              --
Amortization of
 deferred stock-
 based
 compensation...          --       --        --      --           --         --     1,461,652              --       1,461,652
Net loss........          --       --        --      --           --         --            --     (38,185,802)    (38,185,802)
                  ---------- -------- ---------  ------  -----------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1999...........  16,126,003 $161,260 3,153,935  $3,154  $96,757,116     $ ----   $(2,540,474)  $ (95,106,591)   $   (725,535)
                  ========== ======== =========  ======  ===========   ========   ===========   =============    ============

         See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                          ----------------------------------------
                                              1997          1998          1999
                                          ------------  ------------  ------------
Cash flows from operating activities:
 Net loss...............................  $(13,952,467) $(41,374,085) $(38,185,802)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation and amortization........       361,390     1,403,938     2,389,305
   Amortization of deferred stock-based
    compensation........................            --     4,773,927     1,461,652
   Issuance of warrants for services....            --            --       756,449
   Software licenses exchanged for
    property and equipment and prepaid
    assets..............................      (346,658)           --            --
   Changes in operating assets and
    liabilities:
    Accounts receivable.................      (907,200)   (4,291,151)   (6,490,079)
    Prepaids and other current assets...      (334,548)     (417,572)     (198,921)
    Accounts payable....................     1,842,219    (1,045,161)      (65,610)
    Accrued payroll and related
     expenses...........................       713,165       367,630     1,431,129
    Accrued commissions.................            --     1,966,503       775,126
    Other accrued liabilities...........       367,066       837,773     2,733,890
    Deferred revenue....................       788,413     5,767,479     6,601,855
    Other long-term liabilities.........        39,439        51,651        32,823
                                          ------------  ------------  ------------
Net cash used in operating activities...   (11,429,181)  (31,959,068)  (28,758,183)
                                          ------------  ------------  ------------
Cash flows from investing activities:
 Purchases of property and equipment....    (1,784,420)   (3,572,632)     (834,517)
 Other assets...........................            --      (120,000)       50,000
                                          ------------  ------------  ------------
Net cash used in investing activities...    (1,784,420)   (3,692,632)     (784,517)
                                          ------------  ------------  ------------
Cash flows from financing activities:
 Proceeds from convertible subordinated
  notes payable to stockholder..........            --     5,000,000            --
 Proceeds from equipment facilities.....     1,173,720     1,147,113            --
 Proceeds from subordinated debt........            --            --     5,000,000
 Proceeds from revolving working capital
  facility..............................            --     3,479,219            --
 Repayments of equipment facilities.....            --            --      (783,333)
 Repayments of subordinated debt........            --            --      (516,291)
 Repayments of working capital
  facility..............................            --      (283,334)   (3,479,219)
 Proceeds from exercise of stock
  options...............................       105,625       456,259       642,429
 Proceeds from issuance of preferred
  stock.................................    35,402,615     6,544,683    35,804,673
 Repurchase of restricted stock.........            --       (18,323)      (34,594)
                                          ------------  ------------  ------------
Net cash provided by financing
 activities.............................    36,681,960    16,325,617    36,633,665
                                          ------------  ------------  ------------
Net increase (decrease) in cash and cash
 equivalents............................    23,468,359   (19,326,083)    7,090,965
Cash and cash equivalents at beginning
 of year................................     1,272,878    24,741,237     5,415,154
                                          ------------  ------------  ------------
Cash and cash equivalents at end of
 year...................................  $ 24,741,237  $  5,415,154  $ 12,506,119
                                          ============  ============  ============
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for
  interest..............................  $     55,372  $    208,259  $    995,393
                                          ============  ============  ============
Noncash investing and financial
 activities:
 Return of restricted stock in
  satisfaction of note receivable.......  $     14,063  $         --  $         --
 Issuance of preferred stock for
  conversion convertible notes..........            --            --     5,000,000
 Issuance of preferred stock warrants in
  connection with long-term debt........            --            --       500,000
 Issuance of preferred stock warrants in
  connection with services..............            --            --       756,449
 Equipment acquired through equipment
  lease facility........................            --            --     1,077,985

          See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Significant Accounting Policies

 (a) Description of Business

  CrossWorlds Software, Inc. (the Company) develops, produces, markets and implements e-business infrastructure software. The Company is headquartered in Burlingame, California and operates foreign subsidiaries in Germany, the United Kingdom and France. The majority of the Company's revenues are derived from domestic sales which were 80%, 72% and 78% for 1997, 1998 and 1999 of total revenues, respectively. Substantially all of the Company's sales are made in U.S. dollars.

 (b) Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 (c) Foreign Currency

  The Company considers the functional currency of its foreign subsidiaries to be the U.S. dollar. Accordingly, the foreign subsidiaries' financial statements are remeasured into U.S. dollars using the historical exchange rate for nonmonetary items and the current exchange rate for monetary items. Remeasurement gains and losses, as well as transaction gains and losses, are included in the determination of net loss and have been immaterial to date.

 (d) Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a remaining maturity on the date of purchase of three months or less to be cash equivalents, which consist primarily of money market funds and overnight deposits.

 (e) Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Leasehold improvements are amortized over the lesser of the asset's useful life or the remaining lease term.

  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the property and equipment and its fair value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

 (f) Software Development Costs

  Software development costs associated with new products and enhancements to existing products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
 (g) Concentrations of Credit Risk and Major Customers

  The Company's cash and cash equivalents are principally on deposit in a short-term asset management account at a large bank. Accounts receivable potentially subject the Company to concentrations of credit risk. The Company's customer base is comprised primarily of large companies. The Company generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses, and to date such losses have been within management's expectations. Information regarding sales to major customers follows (items with an * indicate percentage was less than 10%):

                                                                      Percentage of
                                                    Percentage of       Accounts
                                                    Total Revenue     Receivable at
                                                    ----------------  December 31,
Customer                                            1997  1998  1999      1999
--------                                            ----  ----  ----  -------------
A..................................................  22%    *     *          *
B..................................................  20%    *     *          *
C..................................................  25%    *     *          *
D..................................................  22%    *     *          *
E..................................................   *    14%    *          *
F..................................................   *    13%    *          *
G..................................................   *    11%    *          *
H..................................................   *     *    21%         *
I..................................................   *     *     *         44%

 (h) Fair Value of Financial Instruments

  The fair value of the Company's cash, accounts receivable, accounts payable, and borrowings approximate their carrying values due to their short maturity or variable-rate structure.

 (i) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (j) Revenue Recognition

  The Company's software arrangements typically involve significant production, customization, or modification of the software, or services that are essential to the functionality of the software and, as a result, software license revenue for the entire arrangement is recognized using the percentage-of-completion method. In certain instances, the Company may recognize software license revenue upon delivery and when persuasive evidence of an arrangement exists, provided the fee is fixed and determinable, acceptance is certain, collection is probable, and the arrangement does not involve significant production, customization, or modification of the software or services that are essential to the functionality of the software; however, software license revenue recognized in this manner has been immaterial to date. In the event costs to complete a contract are expected to exceed anticipated revenue, a loss is accrued. Other consulting and service revenue is recognized as the services are performed. Maintenance revenue from customer support and product upgrades, including maintenance bundled with original software licenses, are deferred and recognized ratably over the term of the maintenance agreement, typically 12 months. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  In December 1998, the AcSEC issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple-element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company adopted SOP 98-9 on January 1, 2000, and does not expect adoption to have a material effect on its consolidated financial position or results of operations.

 (k) Stock-Based Compensation

  The Company accounts for its stock-based compensation plans using the intrinsic value method. Deferred stock-based compensation expense is recorded if, on the date of grant, the current market value of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28.

 (l) Income Taxes

  The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

 (m) Comprehensive Loss

  The Company does not have any components of comprehensive income, consequently comprehensive loss consists entirely of net loss for all periods presented.

 (n) Net Loss Per Share

  Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.


  Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
Stock options and warrants.....................  1,676,039  2,117,220  7,136,867
Common stock subject to repurchase.............  1,321,104    681,312    155,245
Convertible preferred stock....................  9,109,606  9,571,606 16,538,664
                                                ---------- ---------- ----------
                                                12,106,749 12,370,138 23,830,776
                                                ========== ========== ==========

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (o) Segment Reporting

  The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

 (p) Accounting for Derivative Instruments and Hedging Activities

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after January 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

 (q) Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense was approximately $394,000, $2,004,000 and $46,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 (r) Pro Forma Net Loss Per Share (unaudited)

  Pro forma net loss per share for the years ended December 31, 1997, 1998 and 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1997, or at the date of issuance, if later. Pro forma common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options and warrants as well as shares subject to repurchase agreements are not included in pro forma diluted net loss per share because they would be anti-dilutive.

(2) Property and Equipment

  Property and equipment as of December 31, 1998 and 1999 consisted of the following:

                                                          1998         1999
                                                       -----------  -----------
      Computer equipment and software................. $ 4,672,705  $ 6,476,877
      Furniture and fixtures..........................     689,778      767,615
      Leasehold improvements..........................     569,118      599,611
                                                       -----------  -----------
                                                         5,931,601    7,844,103
      Accumulated depreciation........................  (1,775,086)  (3,997,724)
                                                       -----------  -----------
                                                       $ 4,156,515  $ 3,846,379
                                                       ===========  ===========

  Equipment under the capital lease aggregated $1,132,726 as of December 31, 1999. Accumulated amortization on the assets under the capital lease aggregated $179,565 as of December 31, 1999.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(3) Long Term Debt

  On December 23, 1998 the Company entered into a Convertible Subordinated Promissory Note Agreement (the Promissory Note Agreement) with certain stockholders of the Company in the amount of $5,000,000. In accordance with the terms of the Promissory Note Agreement, the entire amount plus accrued interest, was converted into shares of convertible preferred stock in the Company's Series E round of financing in January 1999.

  During the year ended December 31, 1998 and 1999 the Company had available two Equipment Facilities Agreements (the Equipment Facilities) which provided for $350,000 and $2,000,000 and a $10,000,000 working capital facilities with a bank. In January 1999, the Company had entered into a $5,000,000 credit facility as a Subordinated Loan and Security Agreement (the Subordinated Loan Agreement). The following amounts of debt are outstanding as of December 31, 1998 and 1999 (in order of subordination):

                                                               December 31,
                                                          ----------------------
                                                             1998        1999
                                                          ----------- ----------
$350,000 equipment facility with bank, payable in 36
 equal monthly installments of principal plus interest
 at the bank's prime rate plus 0.75% per annum (8.50%
 and 9.25% as of December 31, 1998 and 1999
 respectively)..........................................  $   204,166 $   87,500
$2,000,000 equipment facility with bank, payable in 36
 equal monthly installments of principal plus interest
 at the bank's prime rate per annum (7.75% and 8.50% as
 of December 31, 1998 and 1999 respectively)............    1,833,333  1,166,667
$10,000,000 working capital facility with a bank
 expiring in April 2000, payable in 36 equal monthly
 installments of principal plus interest at the bank's
 prime rate plus 0.10% per annum (7.85% as of December
 31, 1998)..............................................    3,479,219         --
$5,000,000 Subordinated Loan and Security Agreement with
 a lender. Note bearing interest at 12% per annum, with
 interest payments beginning from April 1, 1999 through
 September, 1999 followed by 30 equal monthly payments
 of principal plus interest through March, 2002.........           --  4,304,433
$5,000,000 Promissory Note Agreement with stockholders,
 bearing interest at 8% per annum, which was converted
 into Series E convertible preferred stock in January
 1999...................................................    5,000,000         --
                                                          ----------- ----------
Total...................................................   10,516,718  5,558,600
Less, current portion...................................    4,262,552  2,622,482
                                                          ----------- ----------
Long term debt..........................................  $ 6,254,166 $2,936,118
                                                          =========== ==========

  The aggregate future payments of long-term debt are as follows:

   2000.............................................................. $2,622,482
   2001..............................................................  2,460,351
   2002..............................................................    475,767
                                                                      ----------
                                                                      $5,558,600
                                                                      ==========

  Outstanding borrowings under the equipment facilities agreements are secured by all of the Company's assets. The working capital facility agreement contained affirmative and negative covenants requiring, among other things, the Company to maintain minimum levels of liquid assets, limit the Company's ability to incur additional debt, pay cash dividends, or to purchase certain assets. These covenants require the Company to

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

restrict certain acquisitions, mergers, consolidations, or similar transactions. In 1999, the Company issued 6,334 warrants to the bank in exchange for waivers of noncompliance with these covenants. The fair value of the warrants are not material to the Company's consolidated operating results. As of December 31, 1999, all amounts drawn under the working capital facility were repaid.

  In connection with the Subordinated Loan Agreement, the Company issued warrants to the lender to purchase up to 126,666 shares of Series E preferred stock at an exercise price of $6.00 per share. The warrants are exercisable on the earlier of seven years after the date of issuance or three years after the Company's initial public offering. Accordingly, the Company has reserved 126,666 shares of Series E preferred stock for issuance upon the exercise of the warrant. The warrants had a fair value of $500,000 on the date of grant, computed using the Black-Scholes pricing model with the following assumptions:
60% volatility, zero dividends, a risk-free rate of 6.1% and a contractual life of 7 years. The fair value of the warrants has been recorded in equity and as a reduction of the carrying amount of the related debt and will be amortized into interest expense over the debt term. Total amortization expense for the year ended December 31, 1999 was $166,667.

(4) Commitments

 (a) Lease Commitment

  The Company leases its primary facility under a noncancelable operating lease expiring in 2008. The Company also leases various facilities which serve as sales offices in the United States, and subsidiary offices in France, Germany, and the United Kingdom under noncancelable operating leases with expiration dates ranging from February 1999 to February 2000. In addition, the Company leases equipment under noncancelable operating leases expiring in December 2001. In conjunction with the facility lease, the Company issued a warrant for the purchase of 33,333 shares of Series C preferred stock at an exercise price equal to $6.00 per share. The warrant shall expire and no longer be exercisable at the earlier of: (a) December 31, 2002; or (b) the merger or consolidation of the Company with a third party or the sale of all or substantially all of the Company's assets to a third party; or (c) the closing of an underwritten public offering of shares of common stock of the Company. The fair value of the warrant was not material to the Company's 1997 consolidated operating results.

  Future minimum lease payments as of December 31, 1999, are as follows:

      Year ending                                        Capital     Operating
      December 31,                                        leases      leases
      ------------                                      ----------  -----------
      2000............................................. $  399,846  $ 1,583,400
      2001.............................................    399,846    1,418,392
      2002.............................................    208,563    1,424,690
      2003.............................................         --    1,468,236
      2004.............................................         --    1,468,236
      Thereafter.......................................         --    4,890,940
                                                        ----------  -----------
        Total minimum payments.........................  1,008,255  $12,253,894
                                                                    ===========
      Less amounts representing imputed interest.......    (84,328)
                                                        ----------
      Present value of minimum lease payments..........    923,927
        Less current portion...........................   (347,216)
                                                        ----------
      Capital lease obligation, less current portion... $  576,711
                                                        ==========

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $619,000, $1,536,000 and $2,000,000, respectively.

 (b) Royalty Commitments

  During 1999, the Company entered into royalty agreements with two third party vendors for certain licensed technology. The agreements include minimum royalty payments of approximately $2.8 million and $2.0 million, respectively due through June 2001 and June 2000, respectively.

  The Company expects to earn out its remaining minimum royalty obligations associated with the technology with minimum royalty payments of approximately $2.8 million due by June 2001 and has recognized the associated cost of license commensurate with usage.

  During the fourth quarter of 1999, the Company developed and began shipping products which replaced the technology provided under the agreement associated with the minimum royalty payments of $2.0 million due by June 2000. As a result, the Company discontinued use of this licensed technology and recorded a one-time charge to other expense for the remaining $1 million of unamortized minimum royalties.

 (c) Employment Agreements

  In October 1999, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement provided for a sign-on bonus of $400,000 to be paid by March 1, 2000. The sign-on bonus was accrued and charged to general expense in the fourth quarter of 1999. In addition, the individual is eligible for a pro rata target bonus of $250,000 based on the number of weeks of actual employment in 1999 and a full annual target bonus of $250,000 for the year 2000. In addition, the Company will provide the individual a moving assistance loan of $1.5 million pursuant to a secured nonrecourse promissory note, which will be forgiven in equal monthly installments over a period of 48 months as long as the individual remains employed by the Company. No amounts have been borrowed through December 31, 1999.

  In January 2000, the Company entered into an employment agreement with its Senior Vice President of Worldwide Sales. The agreement provides for a sign-on bonus of $300,000 to be paid by March 1, 2000.

(5) Stockholders' Equity

 (a) Reverse Stock Split

  On October 1, 1999, the Company's Board of Directors authorized a 1 for 3 reverse stock split. The accompanying consolidated financial statements and related notes have been retroactively restated to give effect to the reverse stock split.

 (b) Convertible Preferred Stock

  In January 1999, the Company sold 2,883,326 shares of Series E convertible preferred stock at $6.00 per share for gross proceeds of $17,300,000. Included in the issuance were 833,333 shares for the conversion of $5,000,000 in convertible debt pursuant to the Convertible Subordinated Promissory Note Purchase Agreement dated December 23, 1998.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In October, 1999 the Company sold 3,671,071 of Series F convertible preferred stock at $6.81 per share for gross proceeds of $25,000,000.

  Convertible preferred stock consisted of the following as of December 31, 1999:

                                                                  Shares
                                                          ----------------------
                                                                     Issued and
      Series                                              Designated outstanding
      ------                                              ---------- -----------
      A.................................................. 3,333,333   3,333,333
      B.................................................. 2,070,822   2,070,822
      C.................................................. 2,137,500   2,104,144
      D.................................................. 2,066,667   2,063,307
      E.................................................. 3,333,333   2,883,326
      F.................................................. 3,671,072   3,671,071
                                                                     ----------
                                                                     16,126,003
                                                                     ==========

  The rights, preferences, and privileges of the holders of Series A, B, C, D, E and F convertible preferred stock are as follows:

  . Dividends are noncumulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.0075, $0.06, $0.30, $0.75, $0.30 and $0.34 per share for Series A, B, C, D, E and F preferred stock, respectively.

  . Holders of Series A, B, C, D, E and F preferred stock have a liquidation preference of $0.15, $1.20, $6.00, $15.00, $6.00 and $6.81 per share, respectively, plus any declared but unpaid dividends.

  . Each share of Series A, B, C, D, E and F preferred stock is convertible at any time into one share of common stock at the option of the holder, subject to certain antidilution provisions. Each share of preferred stock automatically converts upon the earlier of the public offering of the Company's common stock with gross proceeds in excess of $25,000,000 or affirmative election of the holders of at least 66 2/3% of the outstanding shares. The Company has fully reserved shares of common stock for issuance upon the conversion of Series A, B, C, D, E and F preferred stock.

  . Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted. In addition, the holders of Series A, B, C, D, E and F preferred stock vote as a single class.

 (c) Common Stock

  The Company has issued 2,417,798 shares of common stock to founders and employees under restricted stock purchase agreements. Pursuant to the agreements, the Company has the right to repurchase the unvested common stock at its original purchase price in the event of voluntary or involuntary termination of the stockholder for any reason. The repurchase rights expire through the year 2001. Shares subject to repurchase totaled approximately 1,321,104, 681,312 and 155,245 as of December 31, 1997, 1998 and 1999 ,
respectively.

 (d) Common Stock Reserved

  The Company has reserved 36,443,583 shares of common stock for issuance under its stock option plan, for warrants, and upon the conversion of outstanding convertible preferred stock.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (e) Stock Option Plan

  The Company is authorized to issue up to 9,473,193 shares in connection with its 1996, 1997 and 1999 stock option plans (the Plans) to directors, employees, and consultants. The Plans provide for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

  Stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock at the original issue price upon the voluntary or involuntary termination of the purchaser's employment with the Company. The repurchase rights will lapse at a rate determined by the stock plan administrator, but at a minimum rate of 20% per year.

  Under the 1997 plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for service providers owning more than 10% of the voting power of all classes of stock and no less than 85% of the fair market value on the date of grant for service providers owning less than 10% of the voting power of all classes of stock.

  Options generally expire in 10 years; however, they may be limited to 5 years if the optionee owns stock representing more than 10% of the Company. Vesting periods are determined by the stock plan administrator and generally provide for shares to vest over a 4-year period, with 12.5% of the award vesting after 6 months from the date of grant and then ratably vesting each month thereafter.

  The Company uses the intrinsic value method to account for its fixed option plans. Deferred stock-based compensation cost has been recognized for its stock option plan for grants to employees when the fair value of the underlying common stock on the grant date exceeds the exercise price for each stock option. Deferred stock-based compensation is amortized using the accelerated method set forth in Financial Accounting Standards Board Interpretation No. 28. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss (in thousands) and basic and diluted net loss per share would have been as follows:

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
Net loss:
  As reported.................................... $(13,952) $(41,374) $(38,186)
  Pro forma......................................  (13,973)  (41,459)  (39,873)
Basic and diluted net loss per share:
  As reported....................................   (11.88)   (19.99)   (13.40)
  Pro forma......................................   (11.89)   (20.04)   (13.99)

The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 6.2%, 5.0% and 4.7% for fiscal 1997, 1998 and 1999 respectively; and expected life of four years for all periods.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  A summary of the status of the Company's options for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                      Options Outstanding
                                                  ----------------------------
                                 Shares available   Number    Weighted-average
                                    for grant     of shares    exercise price
                                 ---------------- ----------  ----------------
Balances as of December 31,
 1996...........................       525,008       581,661       $0.14
Authorized......................     1,612,083            --          --
Granted.........................    (1,386,624)    1,386,624        0.78
Exercised.......................            --      (312,914)       0.15
Canceled........................        12,665       (12,665)       0.99
                                    ----------    ----------
Balances as of December 31,
 1997...........................       763,132     1,642,706        0.69
Authorized......................       861,111            --          --
Granted.........................    (1,381,005)    1,381,005        2.93
Exercised.......................            --      (426,467)       0.96
Returned to Plans...............         6,875            --        0.96
Canceled........................       513,357      (513,357)       1.12
                                    ----------    ----------
Balances as of December 31,
 1998...........................       763,470     2,083,887        2.00
Authorized......................     5,386,665
Granted.........................    (7,022,308)    7,022,308        6.08
Exercised.......................           --       (436,394)       1.46
Returned to Plans...............        59,895            --          --
Canceled........................     1,876,365    (1,876,365)       3.72
                                    ----------    ----------
Balances as of December 31,
 1999...........................     1,064,087     6,793,436       $5.78
                                    ==========    ==========

Options exercisable at:
  December 31, 1997..............................    773,148       $0.12
  December 31, 1998..............................    448,497        1.48
  December 31, 1999..............................  3,310,545        5.89

  The weighted-average fair value of options granted in fiscal 1997, 1998 and 1999 was $.15, $.51 and $1.03, respectively.

  As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                                             Weighted-average
                                                remaining
                            Number of        contractual life     Number of shares
      Exercise prices     options shares         (years)            exercisable
      ---------------     --------------     ----------------     ----------------
          $ 0.15               56,840              6.92                 25,278
            0.45               27,189              7.29                 12,121
            0.75              172,689              7.64                 84,462
            1.50               19,583              7.83                  9,065
            1.80               53,736              7.94                 22,658
            2.25                9,791              8.05                  2,272
            3.00              703,992              8.83                347,119
            5.25              698,589              9.20                135,152
            5.40              137,596              9.32                 23,157
            6.60            4,913,431              9.75              2,649,261
                            ---------                                ---------
                            6,793,436                                3,310,545
                            =========                                =========

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (f) Warrants

  In October 1999, the Company issued 177,098 warrants, at $6.60 a share, to an executive search firm for the recruitment of its Chief Executive Officer. The warrants are immediately exercisable up to seven years from the date of issuance. The warrants had a fair value of $750,000 on the date of the grant using the Black-Scholes pricing model with the following assumptions: 60% volatility, zero dividends, a risk-free rate of 5.21% and a contractual life of 7 years. The amount was recorded as operating expense during 1999.

(6) Income Taxes

  The Company has incurred significant losses since inception and has not incurred any income tax expense to date. The 1999 income tax differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                           1997          1998          1999
                                        -----------  ------------  ------------
Expected tax at U.S. Federal statutory
 rate of 34% .........................  $(4,730,000) $(11,793,000) $(12,981,100)
Current year net operating losses and
 temporary differences for which no
 tax benefit is recognized............    4,714,000    11,672,000    12,262,100
Other.................................       16,000       121,000       719,000
                                        -----------  ------------  ------------
  Total...............................  $        --  $         --  $         --
                                        ===========  ============  ============

The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are presented below.

                                                         1998          1999
                                                     ------------  ------------
Deferred tax assets
  Net operating loss carryforward .................. $ 17,039,000  $ 28,919,000
  Reserves and accrued expenses.....................      476,000     1,151,000
  Deferred stock compensation.......................    2,044,000            --
  Research credit carryforward......................    1,228,000     2,099,000
  State taxes and net operating loss carryforward...    3,842,000     6,209,000
  Fixed assets and intangibles......................      220,000       824,000
                                                     ------------  ------------
    Total gross deferred tax assets.................   24,849,000    39,202,000
  Valuation allowance...............................  (24,849,000)  (39,202,000)
                                                     ------------  ------------
Total deferred tax assets........................... $         --  $         --
                                                     ============  ============

The net change in the total valuation allowance for the period ended December 31, 1999 was a net increase of $14,353,000.

  At December 31, 1999, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $85,055,000 and $70,233,000 respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning 2011 through 2019. The California net operating loss carryforwards expire in 2004.

  At December 31, 1999, the Company also had research credit carryforwards for federal and California income tax return purposes of approximately $1,247,000 and $852,000 respectively, available to reduce future income subject to income taxes. The federal research credit carryforward expires beginning in 2011 through 2014. The California research credit carries forward indefinitely.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. Should an ownership change occur in the future, the Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Shares

               [LOGO OF CROSSWORLDS SOFTWARE, INC. APPEARS HERE]

                                 Common Stock

                                 ------------

                                  PROSPECTUS
                                 ------------

                                   Chase H&Q

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                          Thomas Weisel Partners LLC

                                 ------------

                                       , 2000
                                 ------------

  You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by CrossWorlds in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
      SEC registration fee...........................................  $ 13,200
      NASD filing fee................................................     5,500
      Nasdaq National Market listing fee.............................         *
      Printing and engraving expenses................................   200,000
      Legal fees and expenses........................................   400,000
      Accounting fees and expenses...................................   200,000
      Blue Sky qualification fees and expenses.......................     5,000
      Transfer Agent and Registrar fees..............................         *
      Miscellaneous fees and expenses................................         *
        Total........................................................         *

     --------
     * to be filed by amendment

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article X of CrossWorlds' Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of CrossWorlds' Bylaws (Exhibit 3.2 hereto) provide for indemnification of CrossWorlds' directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, CrossWorlds has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among CrossWorlds and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since January 1, 1997, CrossWorlds has sold and issued the following securities:

    1. On March 28, 1997, April 8, 1997 and April 15, 1997, CrossWorlds issued a total of 2,104,144 shares of its Series C preferred stock to private investors for an aggregate cash consideration of $12,625,000. At various times between December 23, 1997 and April 6, 1998, CrossWorlds issued 2,063,307 shares of its Series D preferred stock to private investors for an aggregate cash consideration of $30,950,000. On January 7, 1999, March 26, 1999, and April 20, 1999, CrossWorlds issued a total of 2,883,326 shares of its Series E preferred stock to private investors for an aggregate cash consideration of $17,300,000. On October 1, 1999, CrossWorlds issued 3,671,071 shares of its Series F preferred stock to private investors for an aggregate cash consideration of $25,000,000.

    2. Since inception CrossWorlds has issued 6,793,436 options to purchase common stock of CrossWorlds with a weighted average price of $5.78 to a number of employees and directors of and consultants to CrossWorlds.

    3. On June 26, 1998 CrossWorlds issued warrants to purchase 33,333 shares of its Series C preferred stock with an exercise price of $1.20 per share to Bay Park Plaza Associates LP for value received. On

  January 27, 1999 CrossWorlds issued warrants to purchase a total of 126,666 shares of its Series E preferred stock with an exercise price of $6.00 per share to Comdisco, Inc. in consideration for a Subordinated Loan and Security Agreement and Master Lease Agreement. On August 9, 1999, CrossWorlds issued warrants to purchase 6,334 shares of its Common Stock with an exercise price of $6.60 per share to Silicon Valley Bank for the agreed upon value of $1.00 and for other good and valuable consideration. On October 7, 1999 CrossWorlds issued warrants to purchase a total of 177,098 shares of its Common Stock with an exercise price of $6.60 per share to Heidrick and Struggles for value received. On February 2, 2000, CrossWorlds issued warrants to purchase 199,996 shares of its common stock at an exercise price of $11.00 per share to private investors.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with CrossWorlds, to information about CrossWorlds.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

 Number Description
 ------ -----------
  1.1*  Form of Underwriting Agreement.
  3.1*  Amended and Restated Certificate of Incorporation of CrossWorlds.
  3.2*  Bylaws of CrossWorlds.
  4.1*  Specimen Stock Certificate.
  4.2*  Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
        Warrant dated August 9, 1999 issued by CrossWorlds to Silicon Valley
  4.3*  Bank.
  4.4*  Warrant dated October 11, 1999 issued by CrossWorlds to Heidrick &
        Struggles, Inc.
  4.5*  Form of Warrant dated February 2, 2000 issued by CrossWorlds to certain private investors.
        Opinion of Venture Law Group regarding the legality of the common stock
  5.1*  being registered.
 10.1*  Fifth Amended and Restated Investor Rights Agreement dated October 1,
        1999 among CrossWorlds and certain investors.
        Form of Indemnification Agreement between CrossWorlds and each of its
 10.2   officers and directors.
 10.3   1996 Stock Plan, as amended.
 10.4   1997 Stock Plan, as amended.
 10.5   1999 Executive Stock Plan.
 10.6   2000 Employee Stock Purchase Plan.
 10.7   2000 Directors' Stock Option Plan.
 10.8*  Employment Agreement dated October 5, 1999 with Alfred J. Amoroso.
 10.9*  Employment Agreement dated January 1, 2000 with Arthur R. Matin.
 10.10* Promissory Note issued to CrossWorlds by James G. Rowley.
 10.11* Secured Loan Agreement, Promissory Note and Security Agreement dated
        November 15, 1999 between CrossWorlds and Barton S. Foster.
 10.12* Form of Change of Control Agreement between CrossWorlds and each of its executive officers.
 10.13* IBM/OEM Program Agreement dated June 3, 1999.
 10.14* Software License and Support Agreement with Delphi Automotive System
        LLC dated December 21, 1999.
 10.15* Lease Agreement, as amended, dated February 1, 1999 between CrossWorlds and Bay Park Plaza Associates, L.P.
 21.1*  List of Subsidiaries.
 23.1   Consent of KPMG LLP.
 23.2*  Consent of Venture Law Group (contained in Exhibit 5.1).
 24.1   Power of Attorney (see page II-5).
 27.1   Financial Data Schedule.

--------
  * To be supplied by amendment.

(b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlingame, State of California on February 2, 2000.

                                          CROSSWORLDS SOFTWARE, INC.

                                          By:      /s/ Alfred J. Amoroso
                                             ----------------------------------
                                                     Alfred J. Amoroso
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Alfred J. Amoroso and Mark R. Kent, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                      Title                   Date


       /s/ Alfred J. Amoroso         President, Chief         February 2, 2000
-----------------------------------   Executive Officer and
         Alfred J. Amoroso            Director (Principal
                                      Executive Officer)

         /s/ Mark R. Kent            Chief Financial Officer  February 2, 2000
-----------------------------------   (Principal Financial and
           Mark R. Kent               Accounting Officer)

      /s/ Katrina A. Garnett         Chairman of the          February 2, 2000
-----------------------------------   Board
        Katrina A. Garnett

      /s/ Terence J. Garnett         Director                 February 2, 2000
-----------------------------------
        Terence J. Garnett

      /s/ Frederick W. Gluck         Director                 February 2, 2000
-----------------------------------
        Frederick W. Gluck

       /s/ Andrew K. Ludwick         Director                 February 2, 2000
-----------------------------------
         Andrew K. Ludwick

      /s/ Albert A. Pimentel         Director                 February 2, 2000
-----------------------------------
        Albert A. Pimentel

       /s/ Colin F. Raymond          Director                 February 2, 2000
-----------------------------------
         Colin F. Raymond

                                  SCHEDULE II

                  CROSSWORLDS SOFTWARE, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                        Balance  Charged               Balance
                                          at     to Costs               at End
                                       Beginning   and    Deductions      of
                                       of Period Expenses  Describe     Period
                                       --------- -------- ----------   --------
1999
Allowance for doubtful accounts....... $306,130  $15,886   $25,341(1)  $296,675


1998
Allowance for doubtful accounts.......       --  333,250    27,120(1)   306,130


1997
Allowance for doubtful accounts.......       --       --        --           --

--------
(1) Accounts written off.

                                 EXHIBIT INDEX

 Number Description
 ------ -----------
  1.1*  Form of Underwriting Agreement.
  3.1*  Amended and Restated Certificate of Incorporation of CrossWorlds.
  3.2*  Bylaws of CrossWorlds.
  4.1*  Specimen Stock Certificate.
  4.2*  Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
        Warrant dated August 9, 1999 issued by CrossWorlds to Silicon Valley
  4.3*  Bank
  4.4*  Warrant dated October 11, 1999 issued by CrossWorlds to Heidrick &
        Struggles, Inc.
  4.5*  Form of Warrant dated February 2, 2000 issued by CrossWorlds to certain investors.
        Opinion of Venture Law Group regarding the legality of the common stock
  5.1*  being registered.
 10.1*  Fifth Amended and Restated Investor Rights Agreement dated October 1,
        1999 among CrossWorlds and certain investors.
        Form of Indemnification Agreement between CrossWorlds and each of its
 10.2   officers and directors.
 10.3   1996 Stock Plan.
 10.4   1997 Stock Plan, as amended.
 10.5   1999 Executive Stock Plan.
 10.6   2000 Employee Stock Purchase Plan.
 10.7   2000 Directors' Stock Option Plan.
 10.8*  Employment Agreement dated October 5, 1999 with Alfred J. Amoroso.
 10.9*  Employment Agreement dated January 1, 2000 with Arthur R. Matin
 10.10* Promissory Note issued to CrossWorlds by James G. Rowley.
 10.11* Secured Loan Agreement, Promissory Note and Security Agreement dated
        November 15, 1999 between CrossWorlds and Barton S. Foster.
 10.12* Form of Change of Control Agreement between CrossWorlds and each of its executive officers.
 10.13* IBM/OEM Program Agreement dated June 3, 1999.
 10.14* Software License and Support Agreement with Delphi Automotive Systems
        LLC dated December 21, 1999.
 10.15* Lease Agreement, as amended dated February 1, 1999 between CrossWorlds and By Park Plaza Associates, L.P.
 21.1*  List of Subsidiaries.
 23.1   Consent of KPMG LLP.
 23.2*  Consent of Venture Law Group (contained in Exhibit 5.1).
 24.1   Power of Attorney (see page II-5).
 27.1   Financial Data Schedule.

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 *To be supplied by amendment.